Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2016, by and among: (i) LinnCo, LLC and Linn Energy, LLC, on behalf of itself and its direct and indirect subsidiaries other than Berry Petroleum Company, LLC (“Berry”) and Linn Acquisition Company, LLC (“LAC”) (together with its direct and indirect subsidiaries other than Berry and LAC, “LINN”); (ii) Berry and LAC (together with LINN, the “Company”); (iii) the undersigned holders (together with their permitted successors and assigns, each a “Consenting LINN Lender”) of claims pursuant to that certain Sixth Amended and Restated Credit Agreement dated April 24, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “LINN Credit Agreement”); (iv) the undersigned holders (together with their permitted successors and assigns, each a “Consenting Berry Lender”) of claims pursuant to certain Second Amended and Restated Credit Agreement, dated as of November 15, 2010 (as amended, restated, supplemented, or otherwise modified from time to time, the “Berry Credit Agreement”). Each of the Company and the Consenting Creditors shall be referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties have engaged in arm’s length good faith discussions regarding a restructuring of the Company’s capital structure (the “Restructuring”);

WHEREAS, each Party desires that the Restructuring be implemented through a joint chapter 11 plan of reorganization for the Company on the terms and conditions substantially as set forth in the term sheet attached hereto as Exhibit A (as amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Restructuring Term Sheet”);

WHEREAS, to effectuate the Restructuring, the Company proposes to commence the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court (each as defined herein). In connection with the Chapter 11 Cases, the Company intends to file a restructuring plan for LINN and Berry (or a separate restructuring plan for each of LINN and Berry) materially consistent with the terms of the Restructuring Term Sheet (as may be amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Plan” or, if separate, the “LINN Plan” and the “Berry Plan,” and collectively, the “Plans”) and a related disclosure statement (as may be amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Disclosure Statement,” or, if separate, the “LINN Disclosure Statement” and the “Berry Disclosure Statement,” and collectively, the “Disclosure Statements”); and

WHEREAS, the following sets forth the agreement among the Parties concerning their respective rights and obligations in respect of the Restructuring. Each Party has reviewed the Restructuring Term Sheet, and each Party has agreed to the terms of the Restructuring on the terms set forth therein.

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NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions.

The following terms shall have the following definitions:

“Accredited Investor” has the meaning set forth in Rule 501 of the Securities Act.

“Agreement” has the meaning set forth in the preamble hereof, and, for the avoidance doubt, includes all of the exhibits attached to the Agreement.

“Agreement Effective Date” means the date upon which this Agreement shall become effective and binding upon each of the Parties pursuant to the terms of Section 2 hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereinafter amended, and the rules and regulations promulgated hereunder.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Berry” has the meaning set forth in the preamble hereof.

“Berry Credit Agreement” has the meaning set forth in the preamble hereof.

“Berry Plan” has the meaning set forth in the recitals hereof.

“Berry Disclosure Statement” has the meaning set forth in the recitals hereof.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Cash Collateral Orders” means the Interim Cash Collateral Order and the final cash collateral order (on materially the same terms and conditions set forth in the Interim Cash Collateral Order) authorizing the Company’s use of Cash Collateral.

“Chapter 11 Cases” means the voluntary, jointly administered chapter 11 cases that the Company will commence in the Bankruptcy Court to effectuate the Restructuring.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Company” has the meaning set forth in the preamble hereof.

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“Company Termination Event” has the meaning set forth in Section 7.02 hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.04 hereof.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Berry Lender” has the meaning set forth in the preamble hereof.

“Consenting Creditors” means, collectively, the Consenting LINN Lenders and Consenting Berry Lenders.

“Consenting LINN Lender” has the meaning set forth in the preamble hereof.

“Creditor Termination Event” has the meaning set forth in Section 7.01 hereof.

“Debt Instruments” means, collectively, the LINN Credit Agreement and the Berry Credit Agreement.

“Definitive Documents” means the Cash Collateral Orders, the Plan (or the LINN Plan and the Berry Plan, if separate), the Disclosure Statement (or the LINN Disclosure Statement and the Berry Disclosure Statement, if separate), the Plan Solicitation Materials (or, if separate, the Plan Solicitation Materials for the LINN Plan and the Plan Solicitation Materials for the Berry Plan), the Confirmation Order (or, if separate, the Confirmation Order for the LINN Plan and the Confirmation Order for the Berry Plan), and the Plan Supplement (or if separate, the Plan Supplement for the LINN Plan and the Plan Supplement for the Berry Plan), in each case, consistent in all material respects with this Agreement.

“Disclosure Statement” or “Disclosure Statements” has the meaning set forth in the recitals hereof.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan (or each respective Plan, if separate) become effective or are consummated.

“Interim Cash Collateral Order” means the interim order authorizing the Company’s use of Cash Collateral, which shall be substantially in the form attached hereto as Exhibit B and is on the terms and conditions set forth in the Cash Collateral Term Sheet.

“Joinder” means a transfer agreement in the form of Exhibit C attached hereto.

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“Joint Operating Agreement” means one or more joint operating agreements reasonably satisfactory in form and substance to the Lenders to replace existing agency agreements, which shall be terminated. The Joint Operating Agreement shall contain standard provisions governing the rights and obligations afforded an operator and non-operating working interest owner.

“LAC” has the meaning set forth in the preamble hereof.

“Lender” or “Lenders” means as applicable or collectively, the Lenders pursuant to the LINN Credit Agreement and Berry Credit Agreement.

“LINN” has the meaning set forth in the preamble hereof.

“LINN Disclosure Statement” has the meaning set forth in the recitals hereof.

“LINN Plan” has the meaning set forth in the recitals hereof.

“LINN Credit Agreement” has the meaning set forth in the preamble hereof.

“Outside Date” means the date that is 250 days from the Petition Date.

“Party” and “Parties” have the meanings set forth in the preamble hereof.

“Permitted Transfer” has the meaning set forth in Section 5.04 hereof.

“Permitted Transferee” has the meaning set forth in Section 5.04 hereof.

“Petition Date” means the date on which the Company commences the Chapter 11 Cases.

“Plan” or “Plans” has the meaning set forth in the recitals hereof.

“Plan Solicitation Materials” means the ballots and other related materials drafted in connection with the solicitation of acceptances of the Plan (or each respective Plan, if separate) and to be approved by the Bankruptcy Court in connection with the approval of the Disclosure Statement (or each respective Disclosure Statement, if separate).

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (or each respective Plan, if separate) that will be filed by the Company (or, if separate, by each of LINN and Berry) with the Bankruptcy Court.

“Qualified Institutional Buyer” has the mean set forth in Rule 144A of the Securities Act.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or marker maker in claims against the Company.

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“Required Consenting Berry Lenders” means Consenting Berry Lenders holding, controlling, or having the ability to control more than sixty-six and two-thirds percent (66-2/3%) of outstanding principal amounts of Berry’s obligations under the Berry Credit Agreement directly or indirectly held, controlled, or having the ability to be controlled by the Consenting Berry Lenders, calculated as of such date the Consenting Berry Lenders make a determination in accordance with this Agreement.

“Required Consenting Creditors” means, collectively, the Required Consenting LINN Lenders and the Required Consenting Berry Lenders.

“Required Consenting LINN Lenders” means Consenting LINN Lenders holding, controlling, or having the ability to control more than sixty-six and two-thirds percent (66-2/3%) of outstanding principal amounts of LINN’s obligations under the LINN Credit Agreement directly or indirectly held, controlled, or having the ability to be controlled by the Consenting LINN Lenders, calculated as of such date the Consenting LINN Lenders make a determination in accordance with this Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

“Termination Events” has the meaning set forth in Section 7.02 hereof.

“Transfer” means any sale, use, pledge, assignment, transfer, or the disposal of Claims.

“Transferee” means a recipient of the Transfer of a Claim as described in Section 5.04 hereof.

“Transition Services Agreement” means the transition services and separation agreement by and between LINN and Berry that shall be reasonably satisfactory in form and substance to the Lenders.

Section 2. Agreement Effective Date; Conditions to Effectiveness.

The Agreement Effective Date shall occur immediately upon: (a) the Company having received executed signature pages for this Agreement from the Required Consenting LINN Lenders and the Required Consenting Berry Lenders (which solely for the Agreement Effective Date must number more than fifty percent (50.0%) of the Lenders under the LINN Credit

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Agreement and Berry Credit Agreement, respectively), (b) the Administrative Agent (as defined in the LINN Credit Agreement) having received executed signature pages for this Agreement from each of LINN, LAC, and Berry, and (c) the confirmation of receipt by the Administrative Agent of the payment of $350,000,000.00 in immediately available funds pursuant to the Eighth Amendment to the LINN Credit Agreement. Upon the Agreement Effective Date, this Agreement and the Restructuring Term Sheet shall be deemed effective and thereafter the terms and conditions herein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 10 hereof.

Section 3. Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein and is made part of this Agreement. The general terms and conditions of the Restructuring are set forth in the Restructuring Term Sheet. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall control and govern.

Section 4. Cash Collateral.

The Interim Cash Collateral Order is expressly incorporated herein and is made part of this Agreement. The general terms and conditions of the Company’s use of Cash Collateral are set forth in the Interim Cash Collateral Order. In the event of any inconsistencies between the terms of this Agreement and the Interim Cash Collateral Order, the Interim Cash Collateral Order shall control and govern.

Section 5. Commitments Regarding the Restructuring.

5.01. Mutual Commitments. Except as set forth in Section 8 hereof with respect to the Company, subject to the terms and conditions hereof and for so long as the Company has not filed bankruptcy before May 11, 2016, and this Agreement has not been terminated in accordance with the terms hereof, each of the Parties, as applicable, covenants and agrees to:

(a) support consummation of the Restructuring, including the solicitation, confirmation, and consummation of the Plan, pursuant to the terms set forth in this Agreement and the Restructuring Term Sheet;

(b) not to, in its capacity as a Party, or in any other capacity, directly or indirectly, in any material respect, (i) object to, delay, impede, interfere, obstruct, or take any other action inconsistent with this Agreement, or (ii) propose, file, support, or vote (or to cause any of the foregoing to occur) for any restructuring, workout, or chapter 11 plan for the Company other than the Plan;

(c) negotiate in good faith each of the Definitive Documents, which shall contain terms and conditions consistent in all respects with this Agreement and be on terms reasonably satisfactory to the Company and the Required Consenting Creditors (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail);

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(d) execute (to the extent such Party is a party thereto) and otherwise support (and not oppose or seek to cause any other entity to oppose) the Definitive Documents;

provided, that except as expressly provided herein, this Agreement and all communications and negotiations among the Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to the Parties’ rights and remedies, and the Parties hereby reserve all claims, defenses, and positions that they may have with respect to each other; provided, further, that nothing in this Agreement shall be deemed to limit or restrict any action by any Party to enforce any right, remedy, condition, consent, or approval requirement under the Definitive Documents.

5.02. Commitments of Consenting Creditors. Subject to compliance in all material respects by the other Parties with the terms of this Agreement, and without limiting the mutual commitments set forth in Section 5.01 hereof in any respect, each Consenting Creditor hereby covenants and agrees to:

(a) (i) vote or cause to be voted all of its Claims, including, without limitation, the Claims under the Debt Instruments, that it holds, controls, or has the ability to control, to accept the Plan (or Plans, if separate) by delivering a duly executed and timely completed ballot or ballots accepting the Plan (or Plans, if separate) following commencement of the solicitation of acceptances of the Plan (or Plans, if separate) in accordance with sections 1125 and 1126 of the Bankruptcy Code, (ii) not withdraw, amend, or revoke such vote (or cause or direct such vote to be withdrawn, amended, or revoked), and (iii) to the extent such election is available, not elect on its ballot to preserve claims, if any, that such Consenting Creditor may own or control that may be affected by any releases contemplated under the Plan (or Plans, if separate);

(b) not to object to, vote, or cause to be voted any of its Claims under its control to reject the Plan (or Plans, if separate), or otherwise encourage, support, or commence any proceeding to oppose or alter any of the terms of the Definitive Documents or any other pleadings or reorganization documents filed by the Company in the Chapter 11 Cases in furtherance of the Plan (or Plans, if separate) so long as such documents and/or pleadings are consistent with this Agreement and the Plan (or Plans, if separate);

(c) not directly or indirectly (i) seek, solicit, support, encourage, or vote its Claims for, consent to, or encourage any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of Company other than the Plan (or Plans, if separate), (ii) seek, solicit, support, or encourage postpetition financing other than as, and to the extent, provided for in this Agreement, or (iii) take any other action that is inconsistent with, or that would, or reasonably be expected to, impede, delay, appeal, or obstruct the proposal, solicitation, confirmation, or consummation of the applicable Plan or the Restructuring that is materially consistent with this Agreement;

(d) support (and not object to) the “first day” motions and other motions and documents filed by the Company in furtherance of the Restructuring that are materially

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consistent with this Agreement, including, but not limited to, any motion seeking approval of the Cash Collateral Orders; provided that such motions must be materially consistent with this Agreement;

(e) use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction (including, without limitation, notice, instruction, or direction to the applicable administrative and/or collateral agents under the Debt Instruments or related credit documents) necessary or reasonably requested by the Company to support, facilitate, implement, consummate, or otherwise give effect to this Agreement;

(f) not instruct the applicable administrative and/or collateral agents under the Debt Instruments or related credit documents to take any action, or refrain from taking any action, that would be inconsistent with this Agreement; and

(g) otherwise support and take all actions, and to instruct the applicable administrative and/or collateral agents to otherwise support and take all actions, necessary or reasonably requested by the Company to facilitate consummation of the Plan and the Restructuring consistent in all material respects with this Agreement.

Notwithstanding the foregoing, nothing in this Agreement and neither a vote to accept the Plan (or Plans, if separate) by any Consenting Lender nor the acceptance of the Plan (or Plans, if separate) by any Consenting Lender shall (i) be construed to prohibit any Consenting Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, (ii) be construed to prohibit any Consenting Lender from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the Agreement Effective Date until the occurrence of a Termination Date applicable to such Consenting Lender, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Plan (or Plans, if separate), (iii) affect the ability of any Consenting Lender to consult with other Consenting Lenders or the Debtors, or (iv) impair or waive the rights of any Consenting Lender to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plans (if separate) or in the Bankruptcy Court or prevent such Consenting Lender from enforcing this Agreement against LINN and Berry or any other Consenting Lender. In addition, nothing in this Section 5 shall require any Consenting Lender to incur any unanticipated expenses. In addition, and for the avoidance of doubt, nothing in this Agreement shall be construed or interpreted to mean that a Lender may not exercise any rights and remedies that it may have under the Cash Collateral Orders and this Agreement, and LINN and Berry each acknowledges and agrees that the taking of any such action by any Consenting Lender shall not be a breach of this Agreement and LINN and Berry each shall be prohibited from bringing any action with regard thereto based on the premise that such action was a breach or in contravention of this Agreement.

5.03. Commitments of the Company. Except as set forth in Section 8 hereof, subject to compliance in all material respects by the other Parties with the terms of this Agreement, and

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without limiting the mutual commitments set forth in Section 5.01 hereof in any respect, the Company hereby covenants and agrees to:

(a) file the Plan (or Plans, if separate), the Plan Solicitation Materials for the Plan (or Plans, if separate), and the motion or motions to approve the Disclosure Statement (or Disclosure Statements, if separate) on or before 120 days following the Petition Date;

(b) (i) obtain entry of the Confirmation Order for the Plan (or Plans, if separate), each with all applicable exhibits, appendices, Plan Supplement documents, and related documents, and (ii) cause the Effective Date to occur by the Outside Date;

(c) within 60 days after the Petition Date, agree to the form on one or more Joint Operating Agreements reasonably satisfactory to the Lenders, provided, for the avoidance of doubt, that the Company shall have no obligation to seek approval of the Joint Operating Agreement within such period and instead the Joint Operating Agreement will be approved as part of the Plan;

(d) within 60 days after the Petition Date, agree to the form of the Transition Services Agreement reasonably satisfactory to the Lenders, provided, for the avoidance of doubt, that the Company shall have no obligation to seek approval of the Transition Services Agreement within such period and instead the Transition Services Agreement will be approved as part of the Plan; and

(e) at all times operate in accordance with, and comply with the requirements set forth for, the budgets required by the Cash Collateral Orders in accordance with the terms of the Cash Collateral Orders; provided, however, that such budgets, capital expenditures, and asset sales shall be subject to paragraph 7 and paragraph 16 of the Interim Cash Collateral Order and the equivalent provision of the final cash collateral order, which provisions provide consent rights over such budgets, capital expenditures, and asset sales to, as applicable, the administrative agent for the LINN Credit Agreement and the Berry Credit Agreement.

For the avoidance of any doubt, it shall not be required that the Plan for Berry and the Plan for LINN proceed on the same timeline. The Parties shall negotiate in good faith towards a timeline for each Plan that shall maximize the value of each estate.

5.04. Transfer of Claims. For the period commencing as of the date such Consenting Creditor executes this Agreement the earlier to occur of (i) termination of this Agreement and (ii) entry of the Confirmation Order, and subject to the terms and conditions hereof, each Consenting Creditor agrees, solely with respect to itself, that it shall not Transfer any ownership (including any beneficial ownership) in the Claims or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in the Claims into a voting trust or by entering into a voting agreement (other than this Agreement) with respect to the Claims), unless the intended transferee (A) is a Consenting Creditor or (B) executes and delivers to counsel to the Company on the terms set forth below an executed form of the Transfer Agreement in the form attached hereto as Exhibit C before such Transfer is

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effective (it being understood that any Transfer shall not be effective until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”).

(a) Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Consenting Creditor from settling or delivering any Claims to settle any confirmed transaction pending as of the date of such Consenting Creditor’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Claims so acquired and held (i.e., not as a part of a short transaction) shall be subject to the terms of this Agreement), (ii) a Qualified Marketmaker that acquires any Claims with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to execute and deliver to counsel a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a Consenting Creditor or Permitted Transferee and the transfer otherwise is a Permitted Transfer, and (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Consenting Creditor to a transferee that is not a Consenting Creditor at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Transfer Agreement.

(b) This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Claims; provided, however, that such acquired Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Company as set forth above), other than with respect to any Claims acquired by such Consenting Creditor in its capacity as a Qualified Marketmaker.

(c) This Section 5.04 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement as may be amended from time to time, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

(d) Any Transfer made in violation of this Section 5.04 shall be void ab initio.

(e) For the avoidance of doubt, (i) following a Permitted Transfer by a Consenting Creditor of all of its interests in the Claims, such Consenting Creditor shall have no additional or continuing obligations under this Agreement or any related direction letters to any agent or trustee, and (ii) prior to the effective date of a Permitted Transfer, the Permitted Transferee shall not have obligations or liabilities under this Agreement or any related direction letters to any agent or trustee to any party to the Agreement.

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Section 6. Representations and Warranties.

6.01. Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date of this Agreement, as follows:

(a) It is existing and in good standing under the laws of the legal jurisdiction of its organization, and this Agreement is a legal and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws or equitable principles;

(b) Except as expressly provided in this Agreement, it has all requisite direct or indirect power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(c) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part and no consent, approval of, action of, filing with, or notice to any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement; and

(d) It has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereof.

6.02. Representations of Consenting Creditors. Each of the Consenting Creditors, severally and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement (or, if such Party is a Transferee, as of the date such Transferee executes and delivers the applicable Joinder):

(a) it (i) is either (A) the sole legal and beneficial owner of the principal amount of the Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of the Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims that are not identified below its signature hereto;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 6.02(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would materially and adversely affect such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

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(c) it has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement; and

(d) it is either (i) a Qualified Institutional Buyer, (ii) an Accredited Investor, (iii) a non-U.S. person under Regulation S under the Securities Act, or (iv) the foreign equivalent of the foregoing clauses (i) or (ii).

Section 7. Termination Events.

7.01. Creditor Termination Events. The Required Consenting Creditors may terminate this Agreement if, upon the occurrence and continuation of any of the following events (each, a “Creditor Termination Event”), the Required Consenting Creditors provide the Company written notice of such Creditor Termination Event delivered in accordance with Section 13.09 hereof, and (x) such Creditor Termination Event remains uncured for a period of five (5) business days following the Required Consenting Creditors’ service of such notice, and (y) the Required Consenting Creditors have not waived such Creditor Termination Event on or before the expiration of the cure period:

(a) a breach by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement in any respect that materially and adversely affects the Consenting Creditors’ interests in connection with the Restructuring, the Plan (or Plans, if separate), or this Agreement (it being agreed and understood that the rights and obligations in the Restructuring Term Sheet are incorporated fully herein);

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that is reasonably satisfactory to the Required Consenting Creditors;

(c) upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order preventing the consummation of a material portion of the Restructuring;

(d) the Cash Collateral Order is terminated or there is an acceleration of obligations under, or refinancing of, the Cash Collateral Orders;

(e) LINN fails to terminate all outstanding hedge positions and apply all proceeds on account of such terminations to make mandatory and permanent payments on the loans under the LINN Credit Agreement within thirty (30) days after the Petition Date.

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(f) any of LINN or Berry amends or modifies, or files a pleading seeking authority to approve, amend, or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement;

(g) any of LINN or Berry files or announces that it will file or joins in or supports any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell any material assets without the consent of the Required Consenting Lenders (which consent may be given by counsel to the Required Consenting Lenders by electronic mail); provided, however, that any asset sales shall be subject to paragraph 16 of the Interim Cash Collateral Order and the equivalent provision of the final cash collateral order;

(h) any of LINN or Berry files any motion authorizing the use of cash collateral or the entry into postpetition financing that is not in the form of the Cash Collateral Orders without the consent of the Required Lenders;

(i) any of LINN or Berry files a motion, application, or adversary proceeding (or LINN or Berry supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, the Lenders’ claims or the liens securing such claims, or (B) asserting any other cause of action against and/or with respect or relating to such claims or the prepetition liens securing such claims;

(j) the Bankruptcy Court enters a final order, not subject to appeal, invalidating the validity, enforceability, perfection, or priority of, the Lenders’ claims or any material liens securing such claims;

(k) any board, officer, or manager (or party with authority to act) of LINN or Berry (or LINN or Berry itself) takes any action in furtherance of the rights available to it (or them) that are inconsistent with this Agreement as contemplated by the Restructuring Term Sheet or the Cash Collateral Orders;

(l) if the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any the Company’s exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(m) the Effective Date shall not have occurred on or before the Outside Date; or

(n) the Bankruptcy Court enters an order (x) directing the appointment of an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code or a trustee in any of the Chapter 11 Cases to operate the Company’s businesses pursuant to section 1104 of the Bankruptcy Code, (y) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (z) dismissing either of the LINN or the Berry Chapter 11 Cases.

For the purposes of clarity, a Creditor Termination Event at LINN or at Berry shall only apply as to LINN or Berry, as applicable. Such a Creditor Termination Event at either LINN or Berry shall not be a Creditor Termination Event for the other estate, and shall not result in a termination of this Agreement for the estate where no such Creditor Termination Event has occurred.

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7.02. Company Termination Events. Except as otherwise set forth in this Section 7.02, the Company may terminate this Agreement if, upon the occurrence of any of the following events (each, a “Company Termination Event” and together with the Creditor Termination Events, the “Termination Events”), the Company provides the Consenting Creditors written notice of such Company Termination Event delivered in accordance with Section 13.09 hereof, and (x) such Company Termination Event remains uncured for a period of five (5) business days following the Company’s service of such notice, and (y) the Company has not waived such Company Termination Event on or before the expiration of the cure period:

(a) a breach by any Consenting Creditor of any of the obligations, representations, warranties, or covenants of such Consenting Creditor set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, the Plan, or this Agreement;

(b) the Consenting Creditors at any time hold less than 66-2/3% of the aggregate amount of outstanding principal obligations under any of the Debt Instruments;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order preventing the consummation of a material portion of the Restructuring;

(d) following the Company (including but not limited to the authorized representatives of LAC and managing member of Berry) determining that proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of fiduciary duties as described in Section 8 hereof; provided, that, notwithstanding any provision in this Agreement to the contrary, upon such determination, the Company (including but not limited to the authorized representatives of LAC and managing member of Berry) shall be entitled, but not required, to terminate this Agreement immediately upon written notice to the Consenting Creditors delivered in accordance with Section 13.09 hereof;

(e) any Consenting Creditor or its affiliates files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement, the Restructuring Term Sheet, the Plan, or the Restructuring;

(f) if any of the Definitive Documents (including any amendment or modification thereof) is filed with the Bankruptcy Court, otherwise finalized, or has become effective, shall contain terms and conditions inconsistent with this Agreement, the Restructuring Term Sheet, or the Plan, or shall otherwise not be on terms acceptable to the Company; or

(g) the Effective Date shall not have occurred on or before the Outside Date.

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Notwithstanding any provision in this Agreement to the contrary, no Party shall terminate this Agreement if such Party is in material breach of any provision hereof; provided, however, that the Company may terminate this Agreement under Section 7.02(d) or 7.02(e) hereof notwithstanding any existing breach by the Company.

For the purposes of clarity, a Company Termination Event at LINN or at Berry shall only apply as to LINN or Berry, as applicable. Such a Company Termination Event by either LINN or Berry shall not be a Company Termination Event for the other estate, and shall not result in a termination of this Agreement for the other estate where no such Company Termination Event has occurred.

7.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company and the Required Consenting Creditors.

7.04. Automatic Termination. This Agreement, and the obligations of all parties hereunder, shall be terminated automatically and immediately without any further required action or notice required by or to any Party:

(a) on any Petition Date that is prior to May 11, 2016; or

(b) on the Effective Date (or, if separate Plans, (i) with respect to the LINN Consenting Lenders, on the Effective Date of the LINN Plan and (ii) with respect to the Berry Consenting Lenders, on the Effective Date of the Berry Plan).

7.05. Effect of Termination. Upon termination of this Agreement under Sections 7.01, 7.02, 7.03, or 7.04(a) hereof, (a) this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (b) any and all consents tendered by the Consenting Creditors prior to such termination shall be deemed, for all purposes, to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring, the Plan (or Plans, if separate), and this Agreement or otherwise and such consents may be changed or resubmitted; provided, however, that if the approval of the Bankruptcy Court shall be required under applicable law in order for such Consenting Creditor to change or resubmit such consent, then the Consenting Creditor shall be obligated to obtain such consent prior to the termination, change, or resubmission of the consent under this Section 7.05.

Section 8. Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company, or any directors, officers, or employees of the Company (including but not limited to the authorized representatives of LAC and managing member of Berry) (in such person’s capacity as a director, officer, or employee) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action may be

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inconsistent with its or their fiduciary obligations under applicable law, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that the effect of any such action (and to the extent the Company does not terminate this Agreement in accordance with this Section 8 and Section 7.02(d) hereof), to the extent not consistent in all material respects with this Agreement, shall provide that the Consenting Lenders may take actions in accordance with Section 7.01 to terminate this Agreement. The Company, in its sole discretion, may (but shall not be required to) terminate this Agreement in accordance with Section 7.02(d) hereof, and specific performance shall not be available as a remedy if this Agreement is terminated in accordance with this Section 8 and Section 7.02(d) hereof.

Section 9. Remedies.

The Parties agree that any breach of this Agreement would give rise to irreparable damage for which monetary damages would not be an adequate remedy. Except as set forth in Section 7.02(d), with respect to which there shall be no recourse, each of the Consenting Creditors, on the one hand, and the Company, on the other hand, accordingly agrees that the Consenting Creditors and the Company, as the case may be, will be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach of threatened breach. The Parties agree that such relief will be their only remedy against the applicable breaching Party or Parties with respect to any such breach, and that in no event will any Party be liable for monetary damages under or in connection with this Agreement.

Section 10. Amendments This Agreement may not be modified, amended, or supplemented without prior written agreement signed by the Company and the Required Consenting Creditors.

Section 11. No Solicitation Notwithstanding anything to the contrary herein, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan (or Plans, if separate) or any chapter 11 plan or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The acceptance of any party will not be solicited until such party has received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

Section 12. Disclosure.

The Company shall use commercially reasonable efforts to submit drafts to counsel for the Consenting Creditors of any press releases and public documents that constitute the disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to such disclosure.

Section 13. Miscellaneous Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in this Agreement.

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13.02. Complete Agreement. This Agreement and the exhibits hereto represent the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of the applicable Parties (which Parties, for the avoidance of doubt, must include the Company).

13.03. Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 5.04 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

13.04. Headings. The headings of all Sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court, and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court, and (c) waives any objection that the Bankruptcy Court are an inconvenient forum or do not have jurisdiction over any Party hereto. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

13.06. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail, or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

13.07. Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

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13.08. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

13.09. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to the Company, to:

Linn Energy, LLC

JPMorgan Chase Tower

600 Travis, Suite 5100

Houston, Texas 77002

Attn: Candice Wells

E-mail address: cwells@linnenergy.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022,

Attn: Paul Basta, P.C.

         Stephen E. Hessler, P.C.

         Brian Lennon, Esq.

E-mail address: paul.basta@kirkland.com;

                           stephen.hessler@kirkland.com;

                           brian.lennon@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:     Joseph M. Graham, Esq.

             Spencer A. Winters, Esq.

E-mail address: joe.graham@kirkland.com

                           spencer.winters@kirkland.com

(b) if to a Consenting Creditor or a Transferee thereof, to the address set forth below following the Consenting Creditor’s signature (or as directed by any Transferee thereof), as the case may be, with copies (which shall not constitute notice) to each of:

Wells Fargo Bank, N.A.

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attention: Patrick Fults

E-mail address: patrick.j.fults@wellsfargo.com

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and

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Attn: James Donnell

E-mail address: james.donnell@bakermckenzie.com

and

Baker & McKenzie LLP

300 East Randolph Street

Chicago, IL 60601

Attn: Garry Jaunal

E-mail address: garry.jaunal@bakermckenzie.com

13.10. Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

13.11. Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint. It is understood and agreed that any Consenting Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable laws, if any, Section 5.04 hereof, and the Debt Instruments (as may be applicable). No Consenting Creditor shall have any responsibility for any such trading by any other entity by virtue of this Agreement.

13.12. Representation by Counsel. Each Party acknowledges that is has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated hereunder. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

13.13. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

13.14. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

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13.15. Consideration. The Parties hereby acknowledge that no consideration, other than that specifically described herein, shall be due or paid to any Party for its agreement to vote to accept the Agreed Plan in accordance with the terms and conditions of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

LINNCO, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President, Chief Financial Officer, and Manager

LINN ENERGY, LLC, on behalf of itself and its subsidiaries other than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President, Chief Financial Officer, and Manager

LINN ACQUISITION COMPANY, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President, Chief Financial Officer, and Manager

BERRY PETROLEUM COMPANY, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President, Chief Financial Officer, and Manager

[Signature Page to Restructuring Support Agreement]

[Creditor Signature Pages Redacted]

Exhibit A

Restructuring Term Sheet

EXECUTION VERSION

LINN ENERGY

RESTRUCTURING TERM SHEET

May 10, 2016

This term sheet (the “Restructuring Term Sheet”) sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing debt and other obligations of, LinnCo, LLC, Linn Energy, LLC and its direct and indirect subsidiaries, and Berry Petroleum Company, LLC (collectively, the “Company”). Subject in all respects to the terms of the restructuring support agreement to which this Restructuring Term Sheet is attached (the “Restructuring Support Agreement”), the Restructuring will be consummated through jointly administered cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas. This Restructuring Term Sheet has the support of the Consenting Creditors, as defined and set forth in the Restructuring Support Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

THE COMPANY’S PREPETITION FUNDED INDEBTEDNESS

LINN INDEBTEDNESS

LINN Credit Agreement	“LINN Credit Agreement” shall mean that certain Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013, among LINN, as Borrower, Wells Fargo Bank, N.A. as Administrative Agent (in its capacity as such, the “LINN Credit Agreement Agent”), and the Lenders and agents party thereto (as amended from time to time prior to the date hereof).

“LINN Credit Agreement Lender Claims” shall mean Claims (inclusive of any unsecured deficiency Claim) arising under the LINN Credit Agreement.

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LINN Second Lien Notes

“LINN Second Lien Notes” shall mean the 12.0% second lien notes issued pursuant to that certain Indenture, dated as of November 13, 2015, among LINN and LINN Energy Finance Corp., as Issuers, Delaware Trust Company, as successor trustee and collateral trustee under the LINN Second Lien Notes Indenture and collateral agreement (in its capacity as such, the “LINN Second Lien Notes Indenture Trustee”), and the guarantors party thereto (as amended from time to time prior to the date hereof).

“LINN Second Lien Notes Claims” shall mean Claims (inclusive of any unsecured deficiency Claim) arising under the LINN Second Lien Notes.

LINN Unsecured Notes

“LINN Unsecured Notes” shall mean, collectively, (i) the 6.25% notes issued pursuant to that certain Indenture, dated as of March 2, 2012, among LINN and LINN Energy Finance Corp., as Issuers, U.S. Bank, N.A., as Trustee (in its capacity as such, the “LINN Unsecured Notes Indenture Trustee”), and the guarantors party thereto (as amended from time to time prior to the date hereof); (ii) the 6.50% notes due 2019 issued pursuant to that certain First Supplemental Indenture, dated as of September 9, 2014, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof; (iii) the 6.50% due 2021 notes issued pursuant to that certain First Supplemental Indenture, dated as of September 9, 2014, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof); (iv) the 7.75% notes issued pursuant to that certain Indenture, dated as of September 13, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof; and (v) the 8.625% notes issued pursuant to that certain First Supplemental Indenture, dated as of July 2, 2010, among LINN and LINN Energy Finance Corp., as Issuers, the LINN Unsecured Notes Indenture Trustee, and the guarantors party thereto (as amended from time to time prior to the date hereof).

“LINN Unsecured Notes Claims” shall mean Claims arising under the LINN Unsecured Notes.

Other LINN Secured Debt Obligations

Prepetition debt obligations that were permitted by the LINN Credit Agreement pursuant to Section 9.02 clause (e) and secured by liens permitted pursuant to Section 9.03 clause (c) of the LINN Credit Agreement.

“Other LINN Secured Debt Claims” shall mean Claims arising under the Other LINN Secured Debt Obligations.

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BERRY INDEBTEDNESS

Berry Credit Agreement

“Berry Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of November 15, 2010, among Berry, Wells Fargo Bank, N.A., as Administrative Agent (in its capacity as such, the “Berry Credit Agreement Agent”), and the Lenders and agents party thereto (as amended from time to time prior to the date hereof).

“Berry Credit Agreement Lender Claims” shall mean Claims (inclusive of any unsecured deficiency Claim) arising under the Berry Credit Agreement.

Berry Unsecured Notes

“Berry Unsecured Notes” shall mean, collectively, (i) the 6.375% notes issued pursuant to that certain Third Supplemental Indenture, dated as of March 9, 2012, among Berry, as Issuer, and Wells Fargo National Bank, N.A., as Trustee (in its capacity as such, the “Berry Unsecured Notes Indenture Trustee “) (as amended from time to time prior to the date hereof), and (ii) the 6.75% notes issued pursuant to that certain Second Supplemental Indenture, dated as of November 1, 2010, among Berry, as Issuer, and the Berry Unsecured Notes Indenture Trustee (as amended from time to time prior to the date hereof).

“Berry Unsecured Notes Claims” shall mean Claims arising under the Berry Unsecured Notes.

Other Berry Secured Debt Obligations

Prepetition debt obligations that were permitted by the Berry Credit Agreement pursuant to Section 7.1 clause (q) and secured by liens permitted by clause (h) of the definition of Permitted Liens in the Berry Credit Agreement.

“Other Berry Secured Debt Claims” shall mean Claims arising under the Other Berry Secured Debt Obligations.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN LINN
Treatment of Claims	Claims	Proposed Treatment of Claims
Administrative and Priority Claims	[●]	Unless otherwise agreed to by the holder of an allowed administrative claim or priority claim against LINN, paid in full in cash on the Effective Date or in the ordinary course of business. For the avoidance of doubt, Administrative and Priority Claims include LINN Credit Agreement Lender adequate protection claims.

Other LINN Secured Debt Claims	[●]	Reinstated.

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LINN Lender Claims	$[3.494] billion + accrued and unpaid interest and expenses and other obligations	Pursuant to the Plan, in full and final satisfaction of the LINN Credit Agreement Lender Claims, on the date of substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan (the “Effective Date”), holders of LINN Credit Agreement Lender Claims will receive their pro rata portion of (a) the LINN Exit Facility and (b) cash to the extent of the difference between (x) the LINN Credit Agreement Lender Claims (after accounting for payments made in accordance with the LINN Credit Agreement and on account of proceeds from termination of all outstanding hedge positions, which positions shall all be terminated and proceeds paid in accordance with the LINN Credit Agreement within thirty (30) days of the Petition Date) and (y) the principal amount of the lender commitments under the LINN Exit Facility; provided, that to the extent the Company does not have the available cash required to make the cash payments provided for in (b) herein, LINN and the Required Consenting LINN Lenders will engage in good faith negotiations regarding the form and amount of alternative consideration; provided, further, that the Required Consenting LINN Lenders shall have the right to terminate the RSA in accordance with its terms if (x) LINN and the Required Consenting Lenders are not able to reach agreement on the terms of such additional consideration, or (y) the Bankruptcy Court does not allow the LINN Credit Agreement Lender Claims as secured claims in the amount of their full face value (including principal and all applicable interest, expenses and other obligations).

LINN Second Lien Notes Claims	$[1.0] billion + $[55 million] in accrued and unpaid interest, subject to approval of the LINN Second Lien Settlement	Pursuant to the Plan, in full and final satisfaction of the LINN Second Lien Notes Claims, on the Effective Date, the holders of LINN Second Lien Notes Claims will receive (a) their pro rata portion of [●]% of the New LINN Common Stock, and (b) right to participate in LINN Rights.

LINN Unsecured Notes Claims	$[3.135] billion + accrued and unpaid interest	Pursuant to the Plan, in full and final satisfaction of the LINN Unsecured Notes Claims, on the Effective Date, the holders of LINN Unsecured Notes Claims will receive (a) their pro rata portion of [●]% of the New LINN Common Stock, and (b) right to participate in LINN Rights.

LINN General Unsecured Claims[1]	[●]	Pursuant to the Plan, in full and final satisfaction of the LINN General Unsecured Claims, on the Effective Date, the holders of LINN General Unsecured Claims will receive (a) their pro rata portion of [●]% of the New LINN Common Stock, and (b) right to participate in LINN Rights.[2]

[1]	“LINN General Unsecured Claims” consist of all unsecured claims at LINN, as of the Petition Date, that are not LINN Unsecured Notes claims. LINN General Unsecured Claims do not include, for the avoidance of doubt, any claims under section 510(b) of the Bankruptcy Code or claims that may be asserted relating to any equity interests.
[2]	The Parties will discuss the creation of a convenience class for LINN General Unsecured Claims.

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Intercompany Claims (other than Intercompany Claims of Berry Debtors)	N/A	On the Effective Date, all intercompany claims between LINN entities shall be, at the discretion of the Company, either: (a) reinstated, (b) converted to equity, or (c) cancelled and shall receive no distribution on account of such claims and may be compromised, extinguished, or settled after the Effective Date.

Intercompany Claims of Berry Debtors	[●]	TBD (subject to investigation); provided, that LINN and the Required Consenting LINN Lenders shall negotiate in good faith regarding the treatment of the Intercompany Claims of Berry Debtors and the Required Consenting LINN Lenders shall have reasonable consent rights with respect to the treatment of such Intercompany Claims of Berry Debtors under the Plan

Existing LINN Common Stock and any Section 510(b) Claims against LINN	N/A	On the Effective Date of the Plan, Section 510(b) Claims against and existing interests in LINN will be cancelled, released, discharged, and extinguished, and such claims and interests will not be entitled to any distribution.

TREATMENT OF CLAIMS AGAINST AND INTERESTS IN BERRY
Treatment of Claims	Claims ($mm)	Proposed Treatment of Claims
Administrative and Priority Claims	[●]	Unless otherwise agreed to by the holder of an allowed administrative claim or priority claim against Berry, paid in full in cash on the Effective Date or in the ordinary course of business. For the avoidance of doubt, Administrative and Priority Claims include Berry Credit Agreement Lender adequate protection claims.

Other Berry Secured Debt Claims	[●]	Reinstated.

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Berry Lender Claims	$873 million + accrued and unpaid interest and expenses and other obligations

Pursuant to the Plan, in full and final satisfaction of the Berry Credit Agreement Lender Claims, and subject to the Berry Marketing Process (pursuant to the terms provided in the Plan), on the Effective Date, up to the full amount of the allowed Berry Credit Agreement Lender Claims, the holders of Berry Credit Agreement Lender Claims will receive their pro rata share of (i) [●]% of the New Berry Common Stock and (ii) if any, the Berry Exit Facility.

For the avoidance of doubt, (i) the Berry Credit Agreement Lenders shall have the option to receive the full value of all Berry assets that are subject to their mortgages and security interests, and the Berry Plan may provide for such transfer to the Berry Credit Agreement Lenders in the form of cash proceeds of a sale consummated through a plan or as set forth above, (ii) it shall not be required that the Berry Plan and the LINN Plan proceed on the same timeline, and the Parties shall negotiate in good faith towards a timeline for the Plan with respect to each estate (or Plans, if any) that shall maximize the value of each estate, and (iii) the Berry Credit Agreement Lenders and Berry have not yet agreed on the necessity or terms of any Berry Exit Facility, and the Berry Credit Agreement Lenders and Berry shall negotiate in good faith on such necessity and such terms of such Berry Exit Facility.

Berry Unsecured Notes Claims	$863 million + accrued and unpaid interest	Pursuant to the Plan, in full and final satisfaction of the Berry Unsecured Notes Claims, and subject to the Berry Marketing Process (pursuant to the terms provided in the Plan), on the Effective Date, the holders of Berry Unsecured Notes Claims will receive their pro rata portion of [●]% of the New Berry Common Stock up to the full amount of the Allowed Berry Unsecured Notes Claims on account of unencumbered collateral at Berry and/or on account of encumbered collateral in excess of the Berry Credit Agreement Lenders Claims. For the avoidance of doubt, until the Berry Credit Agreement Lenders’ Claims are satisfied in full under the Plan, the Berry Credit Agreement Lenders shall not be obligated to share the value of any property that is subject to their mortgages and security interests with this class of creditors.

Berry General Unsecured Claims[3]	[●]	Pursuant to the Plan, in full and final satisfaction of the Berry General Unsecured Claims, and subject to the Berry Marketing Process (pursuant to the terms provided in the Plan), on the Effective Date, the holders of Berry General Unsecured Claims will receive their pro rata portion of [●]% of the New Berry Common Stock up to the full amount of the Allowed Berry General Unsecured Claims on account of unencumbered collateral at Berry and/or on account of encumbered collateral in excess of the Berry Credit Agreement Lenders Claims.[4] For the avoidance of doubt, until the Berry Credit Agreement Lenders’ Claims are satisfied in full under the Plan, the Berry Credit Agreement Lenders shall not be obligated to share the value of any property that is subject to their mortgages and security interests with this class of creditors.

[3]	“Berry General Unsecured Claims” consist of all unsecured claims at Berry, as of the Petition Date, that are not Berry Unsecured Notes claims. Berry General Unsecured Claims do not include, for the avoidance of doubt, any claims under section 510(b) of the Bankruptcy Code or claims that may be asserted relating to any equity interests.
[4]	The Parties will discuss the creation of a convenience class for Berry General Unsecured Claims.

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Intercompany Claims of LINN Debtors	[●]	TBD (subject to investigation); provided, that Berry and the Required Consenting Berry Lenders shall negotiate in good faith regarding the treatment of the Intercompany Claims of LINN Debtors and the Required Consenting Berry Lenders shall have reasonable consent rights with respect to the treatment of such Intercompany Claims of LINN Debtors under the Plan.

Existing Berry Common Stock and any Berry Section 510(b) Claims	N/A	On the Effective Date of the Plan, Section 510(b) Claims against and existing interests in Berry will be cancelled, released, discharged, and extinguished, and such claims and interests will not be entitled to any distribution.

RESTRUCTURING PROPOSAL
Terms		Consideration
Corporate Structure		As part of the Restructuring, the Company will effectuate a corporate restructuring by means of any mergers, amalgamations, consolidations, arrangements, agreements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that may be advisable (as set forth in the confirmed Plan or Plans, if separate) to result in a new corporate structure for the reorganized Company (reorganized LINN and reorganized Berry shall be referred to as “Reorganized LINN” and “Reorganized Berry”).

Conditions Precedent to Emergence

The occurrence of the Effective Date shall be subject to the satisfaction of certain conditions precedent, including, without limitation, the following:

•    Entry of an order of the Bankruptcy Court confirming the Plan, and entry of an order by the Bankruptcy Court approving the Disclosure Statement;

•    The Restructuring shall be structured in the most tax efficient manner to effectuate the Plan or Plans, if separate; and

•    All requisite governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.

LINN Rights

The LINN Plan will be funded with either (i) Rights Offering of LINN Common Stock at [●]% discount to plan value or (ii) a new money investment.

Use of proceeds to be determined pursuant to the terms of the Rights Offering or the new money investment, with the reasonable consent of the Required Consenting LINN Lenders.

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Berry Marketing Process

Pursuant to the RSA, Berry and the Berry Credit Agreement Lenders shall agree that Berry shall conduct a marketing process to solicit bids from third parties, including the holders of Berry Unsecured Notes Claims, to purchase the assets of Berry pursuant to the Berry Plan or to sponsor the Berry Plan through (a) a new money investment; or (b) a backstopped rights offering of Berry Common Stock. The proceeds of any such sale or Plan shall be used to pay down the Berry Credit Agreement Lenders’ Claims and for other general corporate purposes as may be agreed upon; for the avoidance of doubt, the Berry Credit Agreement Lenders retain their right to credit bid under any sale or Plan.

The transactions contemplated by the Berry Marketing Process will occur pursuant to the Plan.

Berry and the Berry Credit Agreement Lenders further agree to engage in a good faith negotiation around milestones for the Berry Marketing Process. Notwithstanding the foregoing, as part of the Berry Marketing Process, Berry shall (among other actions and milestones to be mutually agreed):

•       Set up a virtual data room within 45 days of the Petition Date;

•       Draft a teaser and buyers list within 45 days of the Petition Date;

•       Prepare a management presentation within 60 days of the Petition Date; and

•       Solicit and receive non-binding letters of interest from potential buyers within 100 days of the Petition Date and share (i) all such letters of interest with the advisors to the Berry Credit Agreement Lenders promptly upon receipt thereof and (ii) a summary of such letters of interest with the Berry Credit Agreement Lenders as soon as commercially reasonable after receipt thereof.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided under the Plan, all notes, instruments, certificates, and other documents evidencing claims against or interests in the Company shall be cancelled and the obligations of the Company related thereto shall be discharged.

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Issuance of New Securities; Execution of Plan Documents

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized LINN and Reorganized Berry shall issue all securities, notes, instruments, warrants, certificates, and other documents required to be issued pursuant to the Plan. It is the intent of the parties that any “securities” as defined in section 2(a)(1) of the Securities Act of 1933 issued under the Plan, except with respect to any entity that is an underwriter, shall be exempt from registration under U.S. state and federal securities laws pursuant to section 1145 of the Bankruptcy Code and Reorganized LINN and Reorganized Berry will use their commercially reasonable efforts to utilize (i) section 1145 of the Bankruptcy Code, or to the extent that such exemption is unavailable, (ii) any other available exemptions from registration, as applicable.

On the Effective Date, as a condition to receiving New LINN or New Berry Common Stock, each recipient thereof will be required to enter into a Stockholders Agreement with Reorganized LINN or Reorganized Berry, as applicable. Notwithstanding the foregoing, the Required Consenting Berry Lenders may elect to not enter into a Stockholders Agreement.

Reorganized LINN and Berry Private Company Status	Reorganized LINN and Reorganized Berry will emerge from chapter 11 as private companies and will cease to be reporting companies under the Securities Exchange Act of 1934, as amended.

LINN Management Incentive Plan	The Plan will provide for the establishment of a customary management equity incentive plan (the “LINN MIP”) under which no less than 10% of the New LINN Common Stock outstanding at Emergence on a fully diluted and fully distributed basis (treating the LINN MIP as fully allocated and all convertible securities as converted into New LINN Common Stock) will be reserved for grants made from time to time to the officers, and other key employees of Reorganized LINN. The Plan will provide for grants of at least 50% of the shares of New LINN Common Stock reserved under the LINN MIP upon the Effective Date with such share grants having customary terms and conditions.

Berry Management Incentive Plan	The Plan will provide for the establishment of a customary management equity incentive plan (the “Berry MIP”) under which no less than 10% of the New Berry Common Stock outstanding at the Effective Date on a fully diluted and fully distributed basis (treating the Berry MIP as fully allocated and all convertible securities as converted into New Berry Common Stock) will be reserved for grants made from time to time to the officers, and other key employees of Reorganized Berry. The Plan will provide for grants of at least 50% of the shares of New Berry Common Stock reserved under the Berry MIP upon the Effective Date with such share grants having customary terms and conditions.

Transition Services Agreement	In accordance with the RSA, LINN and Berry will negotiate the Transition Services Agreement (with each estate to bear its own costs).

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Executory Contracts/Unexpired Leases

The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Effective Date pursuant to the Plan or a separate motion will be deemed assumed.

The Required Consenting Berry Lenders and Berry shall discuss, in good faith, the treatment of any executory contracts and unexpired leases that Berry may seek to assume or reject during the pendency of its chapter 11 cases, provided, that if Berry and the Required Consenting Berry Lenders cannot agree to the treatment of any such executory contract or unexpired lease, nothing herein or in the RSA shall affect the Required Consenting Berry Lenders’ rights to challenge such proposed treatment.

FUNDED DEBT AND EQUITY OF REORGANIZED LINN AND REORGANIZED BERRY

LINN Exit Facility	“LINN Exit Facility” shall mean a take back debt facility substantially on the terms and conditions set forth as Exhibit 1 and otherwise reasonably acceptable to the Administrative Agent, the Lenders, and LINN (and Reorganized LINN).

New LINN Common Stock	“New LINN Common Stock” shall mean the equity of Reorganized LINN.

Berry Exit Facility	TBD. For the avoidance of doubt, the Berry Credit Agreement Lenders and Berry have not yet agreed on the necessity or terms of any Berry Exit Facility. The Berry Credit Agreement Lenders and Berry shall negotiate in good faith on such necessity and such terms of such Berry Exit Facility.

New Berry Common Stock	“New Berry Common Stock” shall mean the equity of Reorganized Berry.

RELEASES

Released Parties	“Released Party” means, collectively, in each case solely in their capacity as such: (a) each of LINN and Berry and the Reorganized LINN and Reorganized Berry; (b) the LINN Credit Agreement Lenders and the Berry Credit Agreement Lenders in all of their respective capacities under the LINN Credit Agreement and the Berry Credit Agreement, as applicable; (c) the LINN Credit Agreement Agent; (d) the Berry Credit Agreement Agent; (e) [the LINN Second Lien Notes Indenture Trustee]; (f) [the LINN Unsecured Notes Indenture Trustee]; (g) [the Berry Unsecured Notes Indenture Trustee]; (h) with respect to each of the foregoing identified in subsections (a) through (g) herein, each of such entities’ respective shareholders, affiliates, subsidiaries, current and former officers, current and former directors, employees, managers, agents, attorneys, investment bankers, professionals, advisors, and representatives, each in their capacities as such.

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Releasing Parties	“Releasing Parties” means, collectively: (a) each of LINN and Berry and the Reorganized LINN and Reorganized Berry; (b) LINN Credit Agreement Lenders and the Berry Credit Agreement Lenders; (c) the LINN Credit Agreement Agent; (d) the Berry Credit Agreement Agent; (e) [the LINN Second Lien Notes Indenture Trustee]; (f) [the LINN Unsecured Notes Indenture Trustee]; (g) [the Berry Unsecured Notes Indenture Trustee]; (h) without limiting the foregoing, each holder of a Claim against or an interest in the Company, in each case other than such a holder that has voted to reject the Plan, is a member of a class that is deemed to reject the Plan, or has voted to accept the Plan or abstains from voting on the Plan and who expressly opts out of the release provided by the Plan; and (i) with respect to each of the foregoing parties under (a) through (h), any successors or assigns thereto.

LINN Second Lien Settlement	“LINN Second Lien Settlement” means that certain settlement, dated as of April 4, 2016, by and among (i) LINN, (ii) Delaware Trust Company, as successor trustee and collateral trustee under the LINN Second Lien Notes Indenture and collateral agreement, and (iii) the holders of at least 66 2/3 of LINN Second Lien Notes.

Company Release	The Plan and Confirmation Order shall provide that effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, on and after the Effective Date, each Released Party will be deemed released by the Company, its chapter 11 estates, and Reorganized LINN and Reorganized Berry from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Company, its chapter 11 estates, and Reorganized LINN and Reorganized Berry, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company, its chapter 11 estates, and Reorganized LINN and Reorganized Berry would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim against or interest in the Company or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Company, the Company’s restructuring, the Chapter 11 Cases, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized LINN and Reorganized Berry, the Restructuring Support Agreement, or the LINN Second Lien Settlement, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in the Plan, the business or contractual arrangements between any Company and any Released Party, the restructuring of claims against and interests in the Company prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the restructuring documents or related agreements, instruments, or other documents (including the Restructuring Support Agreement or the LINN Second Lien Settlement), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction; provided that the foregoing Company Release shall not operate to waive or release any right, claim, or cause of action

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(1) in favor of LINN, Berry, Reorganized LINN, or Reorganized Berry, as applicable, arising under any contractual obligation owed to such entity not satisfied or discharged under the Plan or (2) as expressly set forth in the Plan or the Plan Supplement.

Third-Party Release	The Plan and Confirmation Order shall provide that effective as of the Effective Date, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release (and each entity so discharged and released shall be deemed discharged and released by the Releasing Parties) the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, any derivative claims, asserted or assertable on behalf of the Company, its chapter 11 estates, and Reorganized LINN and Reorganized Berry, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Company, the Company’s restructuring, the Chapter 11 Cases, the Restructuring Support Agreement, or the LINN Second Lien Settlement, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of the Company or the Reorganized LINN and Reorganized Berry, the subject matter of, or the transactions or events giving rise to, any claim against or interest in the Company that is treated in the Plan, the business or contractual arrangements between the Company and any Released Party, the restructuring or any alleged restructuring or reorganization of claims against and interests in the Company prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the restructuring documents, or related agreements, instruments, or other documents (including the Restructuring Support Agreement or the LINN Second Lien Settlement), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent determined by a final order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the Third-Party Release shall not release any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Exculpation and Injunction	The Plan and Confirmation Order shall provide customary exculpation and injunction provisions for the Released Parties. in each case, in form and substance reasonably satisfactory to the LINN Credit Agreement Lenders and the Berry Credit Agreement Lenders.

D&O Insurance	To the extent not already purchased, the Plan and Confirmation Order shall provide authorization for Reorganized LINN or Reorganized Berry, as applicable, to purchase tail coverage under a directors’ and officers’ liability insurance policy with a term of six years for current and former officers, directors, managers, trustees, and members containing the same coverage that exists under LINN’s or Berry’s, as applicable, current directors’ and officers’ liability insurance policy.

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Indemnity	The treatment of all of LINN’s or Berry’s, as applicable, indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, or employment contracts) for current and former directors, officers, employees, managing agents, and attorneys, and such current directors’ and officers’ respective affiliates, will be assumed, as applicable, by Reorganized LINN or Reorganized Berry.

*        *        *         *        *

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Exhibit 1

LINN Exit Facility

Linn Energy, LLC

Take Back Paper Term Sheet (the “Term Sheet”)

Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Sixth Amended and Restated Credit Agreement dated as of April 24, 2013 among Linn Energy, LLC, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the Lenders named therein, and the other Agents party thereto, as amended by that certain First Amendment dated as of October 30, 2013, that certain Second Amendment dated as of December 13, 2013, that certain Third Amendment dated as of April 30, 2014, that certain Fourth Amendment dated as of August 6, 2014, that certain Fifth Amendment dated as of September 10, 2014, that certain Sixth Amendment dated as of May 12, 2015, that certain Seventh Amendment dated as of October 21, 2015 and that certain Eighth Amendment dated as of April 12, 2016 (the “Existing Credit Agreement”).

Restructuring

Restructuring

Linn Energy, LLC (“Linn”) and its subsidiaries will enter into a financial restructuring in Chapter 11 proceeding pursuant to the United States Bankruptcy Code (the “Restructuring”). The plan of reorganization in that Restructuring (the “Plan”) presented to the United States Bankruptcy Court for the Southern District of Texas, Victoria Division (the “Bankruptcy Court”) will provide that each Lender under the LINN Credit Facility shall receive on the effective date of the Plan (the “Plan Effective Date”), in partial consideration of its claim owing under the Existing Credit Facility, its pro rata share of each of the New LINN Term Loan and the New LINN Revolving Loan (each as defined below, and collectively, the “New LINN Loans”).

The remainder of the claims owing under the Existing Credit Agreement will be repaid in full in cash on the date on which all of the conditions precedent set forth below have been satisfied (the “Closing Date”).

The Obligations under the Existing Credit Agreement shall be treated as set forth in the Restructuring Support Agreement executed on May 10, 2016 by and among Linn, on behalf of itself and certain of its subsidiaries, the Administrative Agent under the Existing Credit Agreement and the Lenders under the Existing Credit Agreement party thereto and as shall be set forth in a plan of reorganization as part of any Restructuring.

Borrower	Linn Energy, LLC (the “Borrower”).

Guarantors	All direct and indirect restricted subsidiaries of the Borrower that have been organized under the laws of the United States of America or one of its fifty states or the District of Columbia and that will exist as of the Closing Date or that are formed or acquired during the term of the New LINN Loans and any direct parent of the Borrower, subject to customary exceptions to be mutually agreed by the parties.

Sole Lead Arranger and Sole Bookrunner	Wells Fargo Securities, LLC (“Wells Fargo Securities” and, in such capacity, the “Arranger”).

Administrative Agent	Wells Fargo Bank, National Association (“Wells Fargo Bank” and, in such capacity, the “Administrative Agent”).

Lenders	Each Lender under the Existing Credit Facility (the “Lenders”).

Exit Financing Documents	The New LINN Loans will be documented in exit financing documents that are substantially consistent with the Existing Credit Agreement with except as mutually agreed by the parties and as otherwise set forth in the Term Sheet including loan agreements, guarantees, promissory notes, borrowing base certificates, compliance and other certificates, engagement letter, fee letter, intercreditor agreement, and collateral documents required to grant and perfect the Lenders’ first priority security interest in the collateral, including without limitation, security agreements, pledge agreements, financing statements, mortgages, deposit account control agreements, security account control agreements, and intellectual property security agreements (“Exit Financing Documents”).
Term Loan

New LINN Term Loan	Term loan in the amount of $800 million (the “New LINN Term Loan”), provided, that, with respect to any asset sales in excess of $5 million in the aggregate per transaction or series of related transactions prior to the Closing Date, the New LINN Term Loan amount shall be reduced by an amount equal to 75% of the net cash proceeds from such asset sales (and in the event the New LINN Term Loan amount is reduced to zero on account of such asset sales, the Commitment Amount and the Total Borrowing Base under the New LINN Revolving Loan shall be reduced by an amount equal to 75% of the net cash proceeds from such additional asset sales (it being agreed and understood that Linn may elect in its sole discretion the allocation of reduction as between the Conforming Tranche of the New LINN Revolving Loans and the Non-Conforming Tranche of the New LINN Revolving Loans)). Amounts prepaid may not be reborrowed.

Interest Rate	LIBOR + 750 bps.

Amortization	Quarterly amortization, with each principal payment below to be made on each applicable quarter end of March 31, June 30, September 30 and December 31, with accrued but unpaid interest, as follows:

Quarterly Payments	Quarterly Amortization
March 31, 2017 through December 31, 2017	$12.5 million each ($50 million in the aggregate)

March 31, 2018 through December 31, 2018	$18.75 million each ($75 million in the aggregate)

March 31, 2019 through March 31, 2021 Maturity Date	$25 million each ($225 million in the aggregate) Bullet Payment of all remaining outstanding balance.

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Maturity Date	The earlier of (i) the date that is one day prior to the fourth anniversary of the Closing Date and (ii) June 30, 2021.

Ranking	Senior Secured First Priority Liens pari passu with the New LINN Revolving Loan.

Revolving Loan

New LINN Revolving Loan

Revolving loan in the amount of $1.4 billion from the Closing Date until the Non-Conforming Tranche Maturity Date and on and after the Non-Conforming Tranche Maturity Date in an amount equal to $1.2 billion, as further reduced pursuant to Borrowing Base Redeterminations (as defined below) that result in reductions to the Total Borrowing Base and the Conforming Borrowing Base and other reductions as provided herein (the “Commitment Amount”), composed of two tranches as follows (the “New LINN Revolving Loan”):

	(a)	Conforming Tranche in an initial amount of $1.2 billion and thereafter up to $1.4 billion subject to the Conforming Borrowing Base (the “Conforming Tranche”); and

	(b)	Non-Conforming Tranche in an initial amount of $200 million (the “Non-Conforming Tranche”) and thereafter subject to the Non-Conforming Borrowing Base.

Amounts prepaid on the New LINN Revolving Loan may be reborrowed from time to time except as set forth herein and as mutually agreed in the Exit Financing Documents.

Interest Rate	(a)	Conforming Tranche: LIBOR + 350 bps.

	(b)	Non-Conforming Tranche: LIBOR + 550 bps.

Commitment Fee	An amount per annum equal to 0.5% times an amount equal to the average daily difference between (a) the Total Borrowing Base and (b) the aggregate outstanding balance of the Conforming Tranche and Non-Conforming Tranche.

Borrowing Base

Substantially the same as the Existing Credit Agreement.

“Total Borrowing Base” shall be in an initial amount of $1.4 billion (as may be reduced as contemplated under the heading “New LINN Term Loans”) and shall be subject to further reductions on account of asset sales as set forth in Section 2(b) and Section 2(c) under the heading “Application of Payments”.

“Conforming Borrowing Base” shall be in an initial amount of $1.2 billion (as may be reduced as contemplated under the heading “New LINN Term Loans”) and shall be subject to Borrowing Base Redeterminations and other adjustments as set forth herein.

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“Non-Conforming Borrowing Base” shall be in an initial amount of $200 million (as may be reduced as contemplated under the heading “New LINN Term Loans”) and thereafter shall be equal to the difference between the Total Borrowing Base and the Conforming Borrowing Base.

Scheduled Redeterminations

Borrowing Base Redeterminations shall commence with a year-end Borrowing Base Redetermination to be effective April 1, 2018 and a year end Borrowing Base Redetermination each year to be effective each April 1 thereafter. The year-end Borrowing Base Redetermination shall be based on a third-party engineering report dated as of December 31 of the prior year, which report shall be delivered to the Administrative Agent no later than March 1. The interim Borrowing Base Redetermination shall become effective annually on October 1, based on an internally prepared engineering report dated as of June 30 and submitted annually by the Administrative Agent no later than September 1.

Commencing April 1, 2018 (or, in the event the closing date is on or prior to October 1, 2016, October 1, 2017) (the “First Scheduled Redetermination Date”), the New LINN Revolving Loan shall be subject to semi-annual redetermination of the Conforming Borrowing Base based on a third-party engineering report with respect to the spring redetermination and an internally prepared engineering report with respect to the fall redetermination as set forth below (each a “Borrowing Base Redetermination”), which shall determine the respective amounts of the Conforming Borrowing Base and the Non-Conforming Borrowing Base. Upon the effective date of each Borrowing Base Redetermination, all outstanding Conforming Tranche New LINN Loans in excess of the Conforming Borrowing Base, shall be reallocated to the Non-Conforming Tranche. Each Borrowing Base Redetermination shall be subject to a Borrowing Base Required Lender vote.

Additional Borrowing Base Redeterminations shall be implemented upon (a) the request of the Borrowing Base Required Lenders or (b) the request of the Borrower; provided, however, there shall not be more than one additional Borrowing Base Redetermination per year at the request of the Borrowing Base Required Lenders (a “Lender Wild Card Redetermination”) and there shall not be more than one additional Borrowing Base Redetermination per year at the request of the Borrower. There shall be no Lender Wild Card Redetermination prior to the First Scheduled Redetermination Date.

At each redetermination, the Borrowing Base Required Lenders shall set the Conforming Borrowing Base, and the Non-Conforming Borrowing Base shall be adjusted accordingly.

Additional Redeterminations	In addition to the scheduled Borrowing Base Redeterminations, there shall be an additional Borrowing Base Redetermination upon (a) any sale of assets in a single transaction or series of transactions in accordance with the Section 2(b) and Section 2(c) under the heading “Application of Payments”, or (b) any acquisition of oil and gas properties to which proven reserves are associated, in the case of clause (b), in an aggregate

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amount equal to five percent (5.0%) of the applicable Conforming Borrowing Base, in which case the Total Borrowing Base, the Conforming Borrowing Base and the aggregate principal amount of the New LINN Revolving Loan shall be reduced as set forth below under “Application of Payments” in the case of a disposition or increased in accordance with the mechanics set forth above in the case of an acquisition.

Amortization	No amortization.

Maturity Date	(a)	Conforming Tranche Maturity Date: the earlier of (i) the date that is one day prior to the fourth anniversary of the Closing Date and (ii) June 30, 2021.

	(b)	Non-Conforming Tranche Maturity Date: the earlier of (i) the date that is one day prior to the date that is three years and six months after the Closing Date and (ii) December 31, 2020.

Ranking	Senior Secured First Priority Liens pari passu with the New LINN Term Loan.

Terms Applicable to Term Loan and Revolving Loan

Financial Covenants	Limited to:

	(a)	Asset coverage ratio of 1.1:1.0 (PV-10 from Proven Reserves:Total Debt, based on Strip Pricing (defined as the average of NYMEX over the preceding 90 days and calculated as of the last Borrowing Base Redetermination Date) with a maximum of 40% from properties not constituting proved developed producing or proved developed non-producing properties) tested on (i) the date of each scheduled Borrowing Base Redetermination commencing with the first scheduled Borrowing Base Redetermination and (ii) the date of each additional Borrowing Base Determination done in conjunction with an asset sale.

	(b)	Maximum Total Net Debt to LTM EBITDAX ratio as follows (beginning with the fiscal quarter ending March 31, 2018):

Period	Total Net Debt / LTM EBITDAX
March 31, 2018 through December 31, 2018	6.75x

March 31, 2019 through March 31, 2020	6.5x

June 30, 2020 and thereafter	4.5x

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Where:

“Total Net Debt” means the aggregate amounts outstanding under the New LINN Loans net of cash held in accounts subject to account control agreements in favor of the Administrative Agent or accounts maintained at the Administrative Agent (including any such cash or accounts constituting cash collateral for letters of credit); and

“EBITDAX” shall be calculated consistent with the Existing Credit Agreement on a trailing 12-month basis and normalized for acquisitions and divestitures, and positive and negative non-cash items shall be excused.

Mandatory Prepayments	Limited to the following, in each case, subject to customary and mutually agreed exclusions:

	(a)	Proceeds of a Sale of Assets, including volumetric production payments (as further set forth below);

	(b)	During such time as New LINN Term Loans or the Non-Conforming Tranche of the New LINN Revolving Loans remain outstanding, Insurance or Condemnation Proceeds in excess of $5 million per casualty event and subject to reinvestment rights for a period of 365 days as may be extended by 180 days if a binding commitment has been entered into for the application thereof;

	(c)	During such time as New LINN Term Loans remain outstanding, Proceeds of an Issuance of Equity;

	(d)	During such time as New LINN Term Loans remain outstanding, Proceeds of an Issuance of Debt, other than Permitted Debt;

	(e)	Swap proceeds to the extent any Borrowing Base Deficiency results from the unwinding or liquidation thereof;

	(f)	[Reserved];

	(g)	[Reserved]; and

	(h)	Upon a change of control (definition to be mutually agreed) the obligations under the Exit Financing Documents shall be due and payable.

Anti-Hoarding Provision	“Consolidated Cash Balance” shall mean, at any time, the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Guarantors less Excluded Funds less amounts designated to be paid as purchase price under a binding acquisition agreement within thirty days of the relevant measurement date less any issued checks or initiated wires or ACH transfers less certain other amounts as may be agreed by the Administrative Agent and the Borrower.

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If, at any time New LINN Revolving Loans or letters of credit are outstanding, the Consolidated Cash Balance exceeds the greater of a percentage of the Conforming Borrowing Base and a fixed basket to be agreed as of the end of every five business days (ending on the Friday (or such other business day of each week as the Administrative Agent and Borrower may agree) of every week) (the “Consolidated Cash Measurement Date”), then the Borrower shall, within one business day, prepay the New LINN Revolving Loans (with application to such tranche as the Borrower may elect) in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the New LINN Revolving Loans to the extent there is any letter of credit exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to the remainder of such excess to be held as cash collateral for such letter of credit exposure.

No breakage shall be payable with respect to and no prepayment notice shall be required for a prepayment made under this provision.

Any amounts repaid under this provision shall be available for reborrowing.

Application of Payments

Except as set forth below, any prepayments shall be applied pro rata to the New LINN Loans

1. Equity Sale Proceeds: During such time as New LINN Term Loans are outstanding, any prepayments using funds representing net cash proceeds of any equity issuances shall be applied towards prepayments on the New LINN Term Loan until paid in full (excluding any equity proceeds that are received in connection with the Plan of Reorganization on or about the Closing Date).

2. Asset Sale Proceeds (including the equity of restricted subsidiaries):

(a) If (i) the value of the assets or group of assets sold is less than $5 million in the aggregate per transaction or series of related transactions or (ii) during such time as the New LINN Term Loans and Non-Conforming Revolving Loans are no longer outstanding, the value of the assets or group of assets sold do not trigger the Conforming Borrowing Base Trigger), there shall be no required prepayment of the New LINN Loans or any required additional Borrowing Base Redetermination.

(b) During such time as New LINN Term Loans and/or the Non-Conforming Tranche of the New LINN Revolving Loans are outstanding, if the value of the assets or group of assets sold is equal to or greater than $5 million per transaction or series of related transactions, the net cash proceeds shall be applied to the New LINN Loans as follows: (i) the Conforming Borrowing Base and the Total Borrowing Base shall each be reduced to the extent the assets sold were given credit in calculating the Conforming Borrowing Base (it being agreed and understood that any such resulting reduction shall be a permanent reduction in the Total

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Borrowing Base and shall require consent from 100% of Lenders in order to increase the Total Borrowing Base), (ii) the amount of the asset sale proceeds in an amount equal to the Conforming Borrowing Base deficiency existing as a result of the reduction in the Conforming Borrowing Base due to the sale of such assets shall be applied to the Conforming Tranche of the New LINN Revolving Loan (it being agreed and understood that the Borrowing Base redetermination in connection with such asset sale shall not exceed the lesser of (a) the net cash proceeds received from the sale of such assets or (b) the Conforming Borrowing Base value attributable to such assets), and (iii) amounts in excess of the amounts paid pursuant to clause (ii) above shall be applied against the New LINN Loans, as elected by the Borrower in its sole discretion, subject to reinvestment rights for a period of 365 days as may be extended by 180 days if a binding commitment has been entered into for the application thereof; provided, in the case of clause (iii), there shall be no permanent reduction of the New LINN Revolving Loans in the amount of such payment.

(c) During such time as the New LINN Term Loans and Non-Conforming Tranche of the New LINN Revolving Loans are no longer outstanding, if the value of the assets or group of assets sold to which proven reserves are associated is equal to or greater than 5% of the then applicable Conforming Borrowing Base when combined with all other asset sales performed since the last Scheduled Borrowing Base Redetermination (the “Conforming Borrowing Base Trigger”), the net cash proceeds shall be applied to the New LINN Loans as follows: (i) the Conforming Borrowing Base and the Total Borrowing Base shall each be reduced to the extent the assets sold were given credit in calculating the Conforming Borrowing Base (it being agreed and understood that any such resulting reduction shall be a permanent reduction in the Total Borrowing Base and shall require consent from 100% of Lenders in order to increase the Total Borrowing Base), and (ii) the amount of the asset sale proceeds in an amount equal to the Conforming Borrowing Base deficiency existing as a result of the reduction in the Conforming Borrowing Base due to the sale of such assets shall be applied to the Conforming Tranche of the New LINN Revolving Loans (it being agreed and understood that the Borrowing Base redetermination in connection with such asset sale shall not exceed the lesser of (a) the net cash proceeds received from the sale of such assets or (b) the Conforming Borrowing Base value attributable to such assets).

3. Voluntary Prepayments: Voluntary prepayments shall be applied as directed by the Borrower.

Collateral	The New LINN Loans shall be secured by first priority, perfected liens and security interests on substantially all personal and real property assets of the Borrower and the guarantors, including without limitation, a first priority, perfected lien on:

	(a)	at least 95% of total proved reserves of the Borrower and the guarantors as set forth in the most recent reserve report delivered to the Administrative Agent

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	(b)	all present and future capital stock or other membership or partnership equity ownership or profit interests (collectively, “Equity Interests”) owned or held of record or beneficially by each of the Borrower and each Guarantor;

	(c)	all tangible and intangible personal property and assets of the Borrower and Guarantors (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intellectual property and other general intangibles (including hedges and swap agreements), deposit accounts, securities accounts and other investment property and cash); and

(d)

all products, profits, and proceeds of the foregoing,

in each case, subject to to customary exceptions substantially consistent with the Existing Credit Agreement except as mutually agreed by the parties and as otherwise set forth in the Term Sheet.

For the avoidance of doubt, all deposit accounts and securities accounts (excluding accounts used solely for (i) payroll to the extent not having a balance exceeding one payroll period at any time, (ii) tax withholding accounts, (iii) benefit trust accounts, (iv) zero balance accounts, (v) petty cash accounts containing less than a to be mutually agreed amount, (vi) royalty payment accounts and (vii) working interest accounts (the “Excluded Funds”)) of the Borrower and Guarantors shall be subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

Representations and Warranties	Limited to the representations and warranties in the Existing Credit Agreement to the extent relevant, except as mutually agreed by the parties and as otherwise set forth in the Term Sheet, each subject to exceptions are are usual and customary for transactions of this type as mutually agreed by the Lenders and the Borrower (to be applicable to the Borrower and its restricted subsidiaries)

Affirmative Covenants	Limited to affirmative covenants set forth in the Existing Credit Agreement to the extent relevant, except as mutually agreed by the parties and as otherwise set forth in the Term Sheet, each as subject to limitations and modifications as are usual and customary for transactions of this type as mutually agreed by the Lenders and the Borrower (to be applicable to the Borrower and its restricted subsidiaries)

Negative Covenants	(a)	Limited to the following, each as subject to exceptions that are usual and customary for transactions of this type as mutually agreed by the Lenders and the Borrower (to be applicable to the Borrower and its restricted subsidiaries)prohibition on dividends on, and redemptions and repurchases of, equity interests and other restricted payments and distributions at any time that the New LINN Term Loans or the Non-Conforming Tranche of the New

9

LINN Revolving Loans are outstanding, subject to mutually agreed exceptions for Subsidiary dividends to its direct parent that is a Borrower or a a Guarantor, tax dividends and for other customary baskets and builder baskets to be mutually agreed;

	(b)	prohibition on indebtedness and guarantees, other than ordinary course permitted indebtedness as mutually agreed in the Exit Financing Documents;

	(c)	prohibition on liens (other than customary mechanic’s and materialman’s liens, trade liens and other customary exceptions);

	(d)	limitations on hedging substantially identical to the Existing Credit Agreement (including with respect to the exceptions set forth in Section 9.16(h) of the Existing Credit Agreement);

	(e)	limitations on sale-leaseback transactions;

	(f)	limitations on loans and investments;

	(g)	limitations on winding up, dissolutions, mergers, acquisitions and asset sales;

	(h)	limitations on transactions with affiliates;

	(i)	limitations on changes in business conducted by the Borrower and its subsidiaries and limitations on creation and formation of new subsidiaries;

	(j)	limitations on amendments of governance documents, debt and other material agreements;

	(k)	customary limitations on any holding company structure (if applicable);

	(l)	Cash Management and Control Agreements; and

	(m)	Limitation on use of Proceeds (no margin stock)..

Hedging	Requirements to maintain hedges as mutually agreed in the Exit Financing Documents.

Events of Default	Limited to the events of default in the Existing Credit Agreement to the extent relevant, except as mutually agreed by the parties and as otherwise set forth in the Term Sheet, each as subject to limitations and modifications as are usual and customary for transactions of this type as mutually agreed by the Lenders and the Borrower (to be applicable to the Borrower and its restricted subsidiaries)

Majority Lenders	Lenders holding greater than 50% of (a) commitments in respect of the New LINN Loans plus (b) to the extent any commitments have been used, New LINN Loans extended under such commitments;

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provided, however, if there are three or fewer Lenders, then all Lenders shall constitute the Majority Lenders;

provided, further, that for purposes of any amendment that directly and adversely affects the rights or obligations of just Lenders of the New LINN Term Loans, the Majority Lenders shall mean Lenders holding greater than 50% of (a) commitments in respect of the New LINN Term Loans plus (b) to the extent any such commitments have been used, New LINN Term Loans extended under such commitments provided, further, that for purposes of any amendment that directly and adversely affects the rights or obligations of just Lenders of the Conforming Tranche of New LINN Revolving Loans, the Majority Lenders shall mean Lenders holding greater than 50% of (a) commitments in respect of the Conforming Tranche of New LINN Revolving Loans plus (b) to the extent any such commitments have been used, the Conforming Tranche of New LINN Revolving Loans extended under such commitments provided, further, that for purposes of any amendment that directly and adversely affects the rights or obligations of just Lenders of the Non-Conforming Tranche of New LINN Revolving Loans, the Majority Lenders shall mean Lenders holding greater than 50% of (a) commitments in respect of the Non-Conforming Tranche of New LINN Revolving Loans plus (b) to the extent any such commitments have been used, the Non-Conforming Tranche of New LINN Revolving Loans extended under such commitments\

Borrowing Base Required Lenders	Lenders holding 66-2/3% of the total commitments of all Lenders in respect of the New LINN Revolving Loans.

Required Lenders	Lenders holding 66-2/3% of the total commitments of all Lenders under the Exit Financing Documents.

Reporting Requirements	Limited as set forth below:

Audited year-end financial statements;

	(a)	Quarterly unaudited financial statements (other than the last quarter of any fiscal year);

	(b)	Annual budgets;

	(c)	Defaults, Events of Default;

	(d)	Quarterly Compliance Certificates;

	(e)	Quarterly Reports of new hedges entered into, modifications to hedge positions and reporting of mark-to-market positions by trade and by counterparty (subject to the exceptions set forth in the Existing Credit Agreement);

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	(f)	Other applicable notices including without limitation those required by the Existing Credit Agreement, to the extent applicable;

	(g)	Other notices as otherwise mutually agreed in the Exit Financing Documents; and

	(h)	To the extent not covered above, other reporting requirements under the Existing Credit Agreement to the extent relevant.

Conditions Precedent to Closing	Limited to the following conditions precedent on the closing date:
(a)

The Plan shall be reasonably satisfactory in all respects to the Administrative Agent and the Majority Lenders and shall have been entered by the Bankruptcy Court (it being agreed and understood that a Plan that is substantially consistent with the Restructuring Support Agreement Term Sheet to which this Term Sheet is attached (the “Form Plan”) is deemed to be in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders);

The Plan of Reorganization shall be deemed to be substantially consistent with the Form Plan as long as the Plan of Reorganization contains no departures, amendments, changes or modifications from the Form Plan that that could be reasonably expected to adversely affect the Lenders’ rights, claims, recoveries, and/or obligations unless consented to by the Majority Lenders.

	(b)	The Plan Effective Date shall have occurred;

	(c)	All Exit Financing Documents shall have been executed and delivered in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower with such original signatures and copies as the Administrative Agent may require; provided, however, if the Borrower has not received initial drafts of any collateral documentation by on or prior to 30 days prior to the Closing Date, then the terms of the Exit Financing Documents will not impair availability of the Facilities on the Closing Date if a perfected security interest in any such collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security of domestic entities) is not able to be provided on the Closing Date after Borrower’s use of commercially reasonable efforts to do so, in which case,, the perfection of such security interest in such collateral will not constitute a condition precedent to the availability of the Facilities on the Closing Date, but a security interest in such collateral will be required to be perfected (or delivery of documentation necessary to establish such perfection

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will be required) no later than 30 days after the Closing Date pursuant to arrangements to be mutually agreed between Borrower and the Administrative Agent (or by such later date as the Administrative Agent may agree to in its sole discretion).

(d)	All corporate, limited liability company or limited partnership approvals necessary to authorize the New LINN Loans and the transactions contemplated by the Exit Financing Documents and the Plan shall be satisfactory to and have been delivered by each Borrower and Guarantor to the Administrative Agent, together with a certificate of the secretary, officer, manager or general partner of such Borrower or Guarantor attaching and certifying (i) such resolutions or consents, (ii) a long form certificate of good standing or other comparable status in the jurisdiction of organization or formation of such Borrower or Guarantor, (iii) a copy of the certificate or articles of organization or formation certified by the Secretary of State or other comparable body of the jurisdiction of organization or formation of such Borrower or Guarantor, (iv) a copy of the bylaws, operating agreement or partnership agreement of such Borrower or Guarantor, and (v) a certificate of incumbency for each individual authorized to execute the Exit Financing Documents.

(e)	Customary legal opinions of counsel to the Borrowers in form and substance satisfactory to Administrative Agent and its counsel;

(f)	The Borrower and each Guarantor shall have obtained all required material consents from any governmental or regulatory agency and all required material third party consents;

(g)	[Reserved];

(h)	The Administrative Agent shall have received a certificate of the chief executive officer or chief financial officer of the Borrower that all of the representations and warranties in the Exit Financing Documents are true and correct in al material respects, no Default or Event of Default shall have occurred or be continuing either before or will result from the making of the New LINN Loans or the transactions contemplated by the Exit Financing Documents and all of the conditions precedent have been satisfied or waived in accordance with the terms of the Exit Financing Documents.

(i)	The Administrative Agent shall have received a certificate of the chief financial officer that the Borrower and each Guarantor is solvent.

(j)	The Administrative Agent and the Lenders shall have received all fees and other expenses due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(k)	The Administrative Agent shall have received an ACORD

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evidence of insurance certificate evidencing coverage of the Borrower, Guarantors and their respective subsidiaries and naming the Administrative Agent in such capacity for the Lenders as additional insured on all liability policies and loss payee on all property insurance policies;

(l) The Administrative Agent shall have UCC-3s for the Borrower and Guarantor to be filed in each such person’s state of incorporation or formation and received all possessory pledged collateral, including without limitation, pledged equity certificates and intercompany notes; and the Administrative Agent and its counsel shall be satisfied that such liens are first priority perfected liens (subject only to agreed permitted liens);

(m) All of the representations and warranties in the Exit Financing Documents are true and correct in all material respects and no Default or Event of Default shall have occurred or be continuing either before or as a result from the making of the New LINN Loans; and

(n) Delivery of customary borrowing notice.

Conditions to Subsequent Borrowings

Limited to the following conditions to subsequent borrowings:

(a) All of the representations and warranties in the Exit Financing Documents are true and correct in all material respects and no Default or Event of Default shall have occurred or be continuing either before or as a result from the making of the New LINN Loans;

(b) Delivery of customary borrowing notice in the form specified in the Exit Financing Documents;

(c) A Material Adverse Effect shall not have occurred or be continuing either before or as a result from the making of the New LINN Loans; and

(d) After giving pro forma effect to such borrowing, the projected Consolidated Cash Balance as of the immediately following Consolidated Cash Measurement Date shall not exceed the greater of an amount to be mutually agreed and a percentage of the then current Conforming Borrowing Base to be mutually agreed as determined in good faith by the Borrower and certified by the Borrower as being based on estimates and assumptions that the Borrower believes in good faith to be reasonable at the time made (it being agreed and understood that no assurances can be given that projected results will be realized).

Bail-In Requirements	The LSTA model form of European Union Bail-In Provisions will be incorporated.

Expense Reimbursement	Substantially the same as the Existing Credit Facility.

Indemnification	Substantially the same as the Existing Credit Facility.

Governing Law	State of Texas.

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Exhibit B

Interim Cash Collateral Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

VICTORIA DIVISION

)
In re:	)	Chapter 11
)
LINN ENERGY, LLC, et al.,[1]	)	Case No. 16- ( )
)
Debtors.	)	(Joint Administration Requested)
)

INTERIM ORDER UNDER 11 U.S.C. §§ 105, 361, 362, 363, 507 AND 552, AND

BANKRUPTCY RULES 2002, 4001 AND 9014 (I) AUTHORIZING DEBTORS

TO USE CASH COLLATERAL, (II) GRANTING ADEQUATE PROTECTION TO

PREPETITION LENDERS AND (III) SCHEDULING A FINAL HEARING

PURSUANT TO BANKRUPTCY RULE 4001(b)

Upon the motion, dated May 11, 2016 (the “Motion”) [Docket No.                     ], of the Linn Debtors and the Berry Debtors (each as defined below and, collectively, the “Debtors”) each as debtor and debtor-in-possession in the above-captioned cases (the “Cases”), for interim and final orders under sections 105, 361, 362, 363, 507 and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), seeking:

(I) authorization for:

(A) Linn Energy, LLC, Linn Energy Finance Corp., Linn Energy Holdings, LLC, Linn Exploration & Production Michigan LLC, Linn Exploration Midcontinent, LLC, Linn Midstream, LLC, Linn Midwest Energy LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, Mid-Continent Holdings I, LLC, and Mid-Continent Holdings II,

[1]

The Debtors in these chapter 11 cases and the last four digits of each Debtor’s federal tax identification number are as follows: Linn Energy, LLC (7591); Berry Petroleum Company, LLC (9387); LinnCo, LLC (6623); Linn Acquisition Company, LLC (4791); Linn Energy Finance Corp. (5453); Linn Energy Holdings, LLC (6517); Linn Exploration & Production Michigan LLC (0738); Linn Exploration Midcontinent, LLC (3143); Linn Midstream, LLC (9707); Linn Midwest Energy LLC (1712); Linn Operating, Inc. (3530); Mid-Continent I, LLC (1812); Mid-Continent II, LLC (1869); Mid-Continent Holdings I, LLC (1686); Mid-Continent Holdings II, LLC (7129). The Debtors’ principal offices are located at JPMorgan Chase Tower, 600 Travis, Suite 5100, Houston, Texas 77002.

LLC (collectively, the “Linn Debtors”), pursuant to sections 105, 361, 362, 363, 507 and 552 of the Bankruptcy Code to (i) use the Linn Cash Collateral (as defined in paragraph 5(c) below), and all other Prepetition Linn Collateral (as defined in paragraph 5(a)(iii) below); and (ii) provide adequate protection on the terms set forth in this Interim Order to the Prepetition First Lien Linn Secured Parties (as defined below); and

(B) Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (“Berry” and, together with Linn Acquisition Company, LLC, the “Berry Debtors”), pursuant to sections 105, 361, 362, 363, 507 and 552 of the Bankruptcy Code to (i) use the Berry Cash Collateral (as defined in paragraph 5(e) below), and all other Prepetition Berry Collateral (as defined in paragraph 5(d)(iii) below); and (ii) provide adequate protection on the terms set forth in this Interim Order to the Prepetition Berry Secured Parties (as defined below).

(II) authorization for Wells Fargo Bank, National Association, as administrative agent under the Prepetition Linn Credit Agreement and Prepetition Berry Credit Agreement (each as defined below) (the “Administrative Agent”) to exercise remedies under the Linn Credit Facility Documentation and the Berry Credit Facility Documentation and this Interim Order upon the occurrence and during the continuation of a Linn Termination Event or Berry Termination Event (as defined in paragraph 19 below);

(III) subject to entry of the Final Order only (as defined in paragraph (VI) below), authorization to grant adequate protection liens to the Administrative Agent on the proceeds and property recovered in respect of the Debtors’ claims and causes of action (but not on the actual claims and causes of action) arising under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively, the “Avoidance Actions”, and with respect to the Linn Debtors only, the “Linn Avoidance Actions”, and with respect to the Berry Debtors only, the “Berry Avoidance Actions”);

(IV) subject to entry of the Final Order, and except to the extent of the Carve Outs (as defined in paragraph 18 below), the waiver by the Debtors of any right to surcharge against the Prepetition Collateral (as defined in paragraph 5 below) or Adequate Protection Collateral (as defined in paragraph 9(b) below) pursuant to section 506(c) of the Bankruptcy Code or any other applicable principle of equity or law, subject in all respects to the Committee’s ability to seek standing to pursue a surcharge against the Prepetition Collateral; provided, however, that to the extent any Other Linn Cash is used to preserve or dispose of the Prepetition Linn Collateral, then the Linn Debtors shall be permitted to apply to the Court to recover the reasonable costs and expenses of preserving, or disposing of, such property to the extent of any benefit to the Prepetition First Lien Linn Secured Parties (the “Prepetition Linn Collateral Expenditures”);

(V) to schedule, pursuant to Bankruptcy Rule 4001, an interim hearing (the “Interim Hearing”) on the Motion to be held before this Court to consider entry of this Interim Order (A) authorizing the Linn Debtors to use the Linn Cash Collateral and authorizing the Berry Debtors to use the Berry Cash Collateral; and (B) granting adequate protection to the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties; as applicable;

(VI) to schedule, pursuant to Bankruptcy Rule 4001, a final hearing (the “Final Hearing”) for this Court to consider entry of a final order (the “Final Order” and together with the Interim Order, the “Orders”) authorizing the Linn Debtors to use the Linn Cash Collateral and authorizing the Berry Debtors to use the Berry Cash Collateral on a final basis, and authorizing and approving the relief requested in the Motion to become effective pursuant to the Final Order; and

(VII) waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim Order (including a waiver pursuant to Bankruptcy Rule 6004(h)).

The Interim Hearing having been held by this Court on May [    ], 2016; and upon the record made by the Debtors at the Interim Hearing (including, without limitation, the First Day Declaration; and this Court having heard and resolved or overruled all objections to the interim relief requested in the Motion; and it appearing that the interim relief requested in the Motion is in the best interests of the Debtors, their estates and creditors; and after due deliberation and consideration and sufficient cause appearing therefor,

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

1. The Motion. The Motion is granted on an interim basis as set forth herein (this “Interim Order”). Any objection to the Motion to the extent not withdrawn or resolved is hereby overruled.

2. Jurisdiction. This Court has core jurisdiction over the Cases commenced on May 11, 2016 (the “Petition Date”), this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3. Committee Formation. A statutory committee of unsecured creditors (if appointed, the “Committee”) has not been appointed in the Cases.

4. Notice. Notice of the Motion, the relief requested therein and the Interim Hearing was served by the Debtors, whether by telecopy, email, overnight courier or hand delivery, on (a) the fifty (50) largest (on a consolidated basis) unsecured creditors of the Debtors, (b) the cash management banks with whom the Debtors maintain deposit, lockbox, concentration, disbursement and similar accounts, (c) counsel to the Administrative Agent, (d) counsel to the Linn Second Lien Trustee, (e) counsel to the ad hoc group of lenders holding Linn Second Lien Notes, (f) The Bank of New York Mellon Trust Company, N.A., as successor indenture trustee for Berry’s 6.75% senior unsecured notes due 2020 and 6.375% senior unsecured notes due 2022, and counsel thereto (the “Berry Senior Notes”), (g) U.S. Bank, N.A., as indenture trustee for LINN’s 6.50% senior unsecured notes due 2019, 6.25% senior unsecured notes due 2019, 8.625% senior unsecured notes due 2020, 7.75% senior unsecured notes due 2021, and 6.5% senior unsecured notes due 2021, and counsel thereto (the “Linn Senior Notes”), (h) counsel to the ad hoc group of holders of the Linn Senior Notes, (i) counsel to the ad hoc group of holders of Berry Senior Notes; (j) the United States Securities and Exchange Commission, (k) the Office of the United States Trustee for the Southern District of Texas (the “U.S. Trustee”), (l) the Internal Revenue Service, (m) the Environmental Protection Agency, (n) the office of the attorneys general for the states in which the Debtors operate, and (o) any party that has requested notice pursuant to Bankruptcy Rule 2002. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein and of the Interim Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 2002, 4001(b), (c) and (d).

5. Debtors’ Stipulations. Without prejudice to the rights of any other party (but subject to the limitations thereon contained in paragraph 29 below) the Debtors admit, stipulate, and agree to the following (collectively, the “Debtor Stipulations”):

(a) The Prepetition Linn Credit Agreement

(i) Linn Energy, LLC as borrower, the guarantors party thereto, the lenders party thereto (the “Prepetition First Lien Linn Lenders”), the Administrative Agents, and other agents party thereto (collectively, the “Prepetition First Lien Linn Secured Parties”) are parties to that certain Credit Agreement, dated as of April 25, 2013 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Linn Credit Agreement” and together with all agreements, documents, certificates and instruments delivered or executed from time to time in connection therewith, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, collectively, the “Linn Credit Facility Documentation”). The Prepetition Linn Credit Agreement provides for the making of term and revolving loans to the Borrower as provided therein.

(ii) As of the Petition Date, the borrowings under the Prepetition Linn Credit Agreement consisted of: (A) [$500,000,000] outstanding in term loans and (A) approximately [$3,100,000,000] in revolving loans, plus accrued and unpaid interest, fees, expenses, penalties, premiums, charges and any other obligations incurred in connection therewith, in each case in accordance with the Linn Credit Facility Documentation (collectively, the “Prepetition First Lien Linn Debt” or “Prepetition First Lien Linn Obligations”).

(iii) The Prepetition First Lien Linn Debt is secured by certain of the oil and gas properties and certain other assets of the Linn Debtors on which the Linn Debtors granted to the Prepetition First Lien Linn Secured Parties, valid, binding, perfected, first-priority liens and security interests (the “Prepetition First Priority Linn Liens”) pursuant to, and to the extent set forth in, the documentation governing the Linn Credit Facility, subject to customary limitations as set forth in the Linn Credit Facility Documentation (collectively, the “Prepetition Linn Collateral”).

(iv) The Prepetition First Lien Linn Obligations constitute legal, valid, binding non-avoidable obligations of the Linn Debtors, except as subject to the stay of enforcement arising under section 362 of the Bankruptcy Code. The Prepetition First Priority Linn Liens are valid, binding, enforceable, non-avoidable and perfected liens on and security interests in the Prepetition Linn Collateral, solely for the benefit of the Prepetition First Lien Linn Secured Parties.

(v) No portion of the Prepetition First Lien Linn Obligations or Prepetition First Priority Linn Liens is subject to any contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery, or subordination or other challenge pursuant to the Bankruptcy Code or applicable nonbankruptcy law, provided, however, that the Prepetition First Priority Linn Liens shall be subject and subordinate only to (A) the Linn Carve Out, (B) the liens and security interests granted to secure the Linn Adequate Protection Obligations (as defined in paragraph 9(b) below), to the extent such liens and security interests attach to the Prepetition Linn Collateral, and (C) valid, perfected, and unavoidable liens permitted under the Prepetition Linn Credit Agreement, to the extent such liens are permitted to be senior to the liens of the Administrative Agent on the Prepetition Linn Collateral pursuant to the terms of the Prepetition Linn Credit Agreement.

(b) The Prepetition Linn Second Lien Notes

(i) Pursuant to that certain Indenture, dated as of November 20, 2015 (as heretofore supplemented from time to time, the “Prepetition Second Lien Linn Indenture”) by and among Linn Energy, LLC and Linn Energy Finance Corp., as co-issuers, the guarantors party thereto and the Linn Second Lien Trustee, Linn Energy, LLC and Linn Energy Finance Corp. issued 12.00% senior second lien notes due 2020 (the “Prepetition Second Lien Linn Notes”, and holders thereof, the “Prepetition Second Lien Linn Noteholders”, and together with the Linn Second Lien Trustee, the “Prepetition Second Lien Linn Secured Parties” and, collectively with the Prepetition First Lien Linn Secured Parties, the “Prepetition Linn Secured Parties”).

(ii) As of the Petition Date, the outstanding aggregate principal amount of Prepetition Second Lien Linn Notes issued under the Prepetition Second Lien Linn Indenture was $1,000,000,000 (together with all other outstanding obligations thereunder, as defined in the Prepetition Second Lien Linn Indenture, the “Prepetition Second Lien Linn Notes Debt”, and together with the Prepetition First Lien Linn Debt, collectively, the “Prepetition Secured Linn Obligations”).

(c) The Linn Debtors’ cash, including without limitation, all cash and other amounts on deposit or maintained in any account or accounts by such Linn Debtors and any amounts generated by the collection of accounts receivable, sale of inventory or other disposition of the Prepetition Linn Collateral, but excluding any cash of the Berry Debtors that is not the proceeds of the Prepetition Linn Collateral, constitutes proceeds of the Prepetition Linn Collateral within the meaning of section 363(a) of the Bankruptcy Code, which funds are encumbered by Prepetition First Priority Linn Liens in favor of the Prepetition First Lien Linn Secured Parties (the “Linn Cash Collateral”), provided, however, that the Linn Cash Collateral shall not include any funds set forth in that certain Fidelity Investment Account [Account No. *******3600] and Amegy Deposit Account [Account No. *******9639], which funds the Linn Debtors assert are unencumbered (as described in greater detail in the Cash Management Motion) and to which funds the Prepetition First Lien Linn Lenders reserve all rights (such funds, the “Other Linn Cash”).

(d) The Prepetition Berry Credit Agreement

(i) Berry as borrower, the lenders party thereto (the “Prepetition Berry Lenders”), the Administrative Agent, and other agents party thereto (collectively, the “Prepetition Berry Secured Parties” and, together with the Prepetition Secured Linn Parties, the “Prepetition Secured Parties”) are parties to that certain Credit Agreement, dated as of November 25, 2010 (as amended, supplemented or otherwise modified from time to time, the “Prepetition Berry Credit Agreement” and together with all agreements, documents, certificates and instruments delivered or executed from time to time in connection therewith, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, collectively, the “Berry Credit Facility Documentation”). The Prepetition Berry Credit Agreement provides for the making of revolving loans to the Borrower as provided therein.

(ii) As of the Petition Date, the borrowings under the Prepetition Berry Credit Agreement consisted of $[899,375,500] outstanding, plus accrued and unpaid interest, fees, expenses, penalties, premiums, charges and any other obligations incurred in connection therewith, in each case in accordance with the Berry Credit Facility Documentation (collectively, the “Prepetition Berry Secured Debt” or “Prepetition Berry Secured Debt Obligations”).

(iii) The Prepetition Berry Secured Debt is secured by certain of the oil and gas properties and certain other Berry assets on which Berry granted to the Prepetition Berry Secured Parties, valid, binding, perfected liens and security interests (the “Prepetition Berry Liens”), pursuant to, and to the extent set forth in, the documentation governing the Berry Credit Facility, subject to customary limitations as set forth in the documentation governing the Berry Credit Facility (collectively, the “Prepetition Berry Collateral” and, together with the Prepetition Linn Collateral, the “Prepetition Collateral”).

(iv) The Prepetition Berry Secured Debt Obligations constitute a legal, valid, binding non-avoidable obligation of Berry, except as subject to the stay of enforcement arising under section 362 of the Bankruptcy Code. The Prepetition Berry Liens are valid, binding, enforceable, non-avoidable and perfected liens on and security interests in the Prepetition Berry Collateral, solely for the benefit of the Prepetition Berry Secured Parties.

(v) Subject to paragraph 29 herein, no portion of the Prepetition Berry Secured Debt Obligations or Prepetition Berry Liens is subject to any contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery, or subordination or other challenge pursuant to the Bankruptcy Code or applicable nonbankruptcy law, provided, however, that the Prepetition Berry Liens shall be subject and subordinate only to (A) the Berry Carve Out, (B) the liens and security interests granted to secure the Berry Adequate Protection Obligations (as defined in paragraph 9(b) below), to the extent such liens and security interests attach to the Prepetition Berry Collateral, and (C) valid, perfected, and unavoidable liens permitted under the Berry Credit Facility Documentation, to the extent such liens are permitted to be senior to the liens of the Administrative Agent on the Prepetition Berry Collateral pursuant to the terms of the Berry Credit Facility Documentation.

(e) The Berry Debtors’ cash (excluding any cash of the Linn Debtors that is not the proceeds of the Prepetition Berry Collateral but including any cash of the Berry Debtors that is proceeds of the Prepetition Berry Collateral that is held in a Linn Debtor deposit account), including, without limitation, the amounts set forth in that certain Wells Fargo Bank, N.A. Account [Account No. *******6992] (as may be or have been reduced from time to time based on amendments to the Berry Credit Facility) (the “Berry Restricted Account”) and the amounts set forth in that certain Comerica Account [Account *******319], each of which has been pledged as cash collateral to the Prepetition Secured Berry Parties under the Berry Credit Facility, as well as all cash and other amounts on deposit or maintained in any account or accounts by the Berry Debtors as of the Petition Date and any cash generated after the Petition Date that constitutes proceeds, products, offspring, rents, or profits of the Prepetition Berry Collateral, constitutes proceeds of the Prepetition Berry Collateral, within the meaning of section 363(a) of the Bankruptcy Code (the “Berry Cash Collateral” and, together with the Linn Cash Collateral, the “Cash Collateral”).

6. Findings Regarding the Use of Cash Collateral and Prepetition Collateral.

(a) Good cause has been shown for the entry of this Interim Order.

(b) The Debtors require access to use the Prepetition Collateral and the Adequate Protection Collateral, including the Cash Collateral (and including the posting of surety bonds in connection with their use of the Prepetition Collateral and the Cash Collateral), on the terms set forth herein (including in the amount and in the manner set forth in the Linn

Budget and Berry Budget (each as defined herein), to permit, among other things, the orderly continuation of their businesses, to maintain and generate the confidence of their customers and vendors and to preserve the going concern value of the Debtors.

(c) The terms of the use of the Prepetition Collateral (including the Cash Collateral) pursuant to this Interim Order are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(d) The terms of the use of the Prepetition Collateral (including the Cash Collateral) have been the subject of extensive negotiations conducted in good faith and at arm’s length among the Debtors, the Administrative Agent, Delaware Trust Company, as (i) successor trustee to U.S. Bank National Association under the Prepetition Second Lien Linn Notes (as defined herein) and (ii) successor collateral trustee to U.S. Bank National Association under that certain collateral trust agreement dated as of November 20, 2015 and certain other documentation governing the Prepetition Second Lien Linn Notes (the “Linn Second Lien Trustee”), the Prepetition Secured Parties, and, pursuant to sections 105, 361 and 363 of the Bankruptcy Code, the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties are hereby found to be entities that have acted in “good faith” in connection with the negotiation and entry of this Interim Order, and each is entitled to the protection provided under section 363(m) of the Bankruptcy Code on the terms set forth herein.

(e) The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and (d). Absent granting the interim relief sought by this Interim Order, the Debtors’ estates will be immediately and irreparably harmed. The use of the Prepetition Collateral (including the Cash Collateral) in accordance with this Interim Order is in the best interest of the Debtors’ estates.

7. Authorization of Use of Cash Collateral and Prepetition Collateral.

(a) Linn Debtors.

(i) During their chapter 11 cases, the Linn Debtors will require access to the Linn Cash Collateral to fund: (i) working capital, general corporate purposes, and administrative costs and expenses of the Linn Debtors incurred in the Chapter 11 Cases and in the ordinary course of business (collectively, the “Linn Operational Funding Needs”), in each case, as set forth in the 13-week cash flow forecast of the Linn Debtors to be mutually agreed to by the Linn Debtors and the Administrative Agent (the “Linn Budget”), subject to Linn Permitted Deviations and Linn Non-Conforming Uses (each as defined below) and (ii) the Linn Adequate Protection Payments to the Administrative Agent and the Prepetition First Lien Linn Lenders, as contemplated in the Interim Order and Final Order.

(ii) The Linn Debtors shall adhere to the Linn Budget during the chapter 11 cases, subject to any Linn Permitted Deviation and Linn Non-Conforming Use permitted in the Orders. The first testing date shall be the date that is four weeks after the Petition Date (inclusive of the week including the Petition Date) (the “First Linn Testing Date”). Compliance with the Linn Budget shall be tested every week on a four-week trailing basis starting the first week after the First Linn Testing Date. The report reflecting the results of each such compliance test shall be provided on or before the Friday following the end of each four week testing period.

(iii) “Linn Permitted Deviation” means that, for any four-week period Total Operating Disbursements shall not exceed 125% of the budgeted amount.

(iv) “Linn Non-Conforming Use” means any use of Linn Cash Collateral in a manner or amount which does not conform to the manner or amount, as applicable, set forth in the Linn Budget (including, for the avoidance of doubt, after giving effect to the Linn Permitted Deviation), which such use is approved in writing by the Administrative Agent in its sole discretion.

(v) For the avoidance of doubt, under no circumstances shall professional fees be tested as part of the Linn Budget covenant. During the period from the Petition Date through and including the Linn Termination Date, the Linn Debtors shall be authorized to use Prepetition Linn Collateral, Linn Adequate Protection Collateral, and Linn Cash Collateral to satisfy the Linn Adequate Protection Payments to the Administrative Agent and the Prepetition First Lien Linn Lenders.

(vi) Notwithstanding anything contained herein to the contrary, in the event the Linn Debtors are not in compliance with the Linn Budget as of any specified testing date such that Total Operating Disbursements are more than 125% of the budgeted amount but less than 150% of the budgeted amount for such period (in each case after giving effect to any Linn Permitted Deviation and Linn Non-Conforming Use) (the amount by which actual disbursements exceed such permitted amount, the “Cure Amount”), then the Linn Debtors shall be permitted to cure such shortfall by transferring Other Linn Cash in the amount of the Cure Amount (the “Cure Cash”) to an account containing Linn Cash Collateral and, from such time forward, such Cure Cash shall constitute Linn Cash Collateral (the “Cure Right”). Upon exercising such Cure Right, the Linn Debtors shall be deemed to be in compliance with the Linn Budget for all purposes herein and the Linn Debtors shall get credit for such Cure Cash (calculated as a dollar-for-dollar reduction in disbursements) for such test period and each subsequent test period that includes the week or weeks with respect to which such Cure Right was exercised.

(vii) During the period from the Petition Date, through and including the Linn Termination Date, the Linn Debtors shall be authorized to (i) satisfy the Linn Adequate Protection Payments using the Prepetition Linn Collateral, Linn Adequate Protection Collateral, and Linn Cash Collateral and (ii) satisfy the Linn Operational Funding Needs (excluding third party royalty payments, professional fees, adequate protection payments, and debt service) (with such exclusions, the “Linn Operating Disbursements”) using (i) Prepetition Linn Collateral, Linn Adequate Protection Collateral and Linn Cash Collateral and (ii) the Other Linn Cash; provided, however, that the Linn Debtors shall fund the Linn Operational Funding Needs using a formula whereby the proportion of Linn Cash Collateral used for such purpose and Other Linn Cash used for such purpose is in the same proportion as Linn Cash Collateral and Other Linn Cash as of the end of each month. For the avoidance of doubt, at the end of each month, the Linn Debtors will calculate the amount of Linn Operating Disbursements made using funds from the Linn Debtors’ encumbered operating account during the previous calendar month (the “Monthly Linn Operating Disbursements”), and will, within seven calendar days of such month end, deposit Other Linn Cash in an encumbered operating account of the Linn Debtors, in an amount equal to the product of the applicable Monthly Linn Operating Disbursements times the ratio of Linn Cash Collateral to Other Linn Cash which existed as of the applicable calendar month end.

(b) The Berry Debtors.

(i) During their chapter 11 cases, the Berry Debtors will require access to the Berry Cash Collateral to fund: (i) working capital, general corporate purposes, and administrative costs and expenses of the Berry Debtors incurred in the chapter 11 cases and in the ordinary course of business, in each case, including any reimbursements to Linn Debtors on account of such payments made in accordance with the Cash Management Order (collectively, the “Berry Operational Funding Needs”), in each case, as set forth in the 13-week cash flow forecast of the Berry Debtors to be mutually agreed to by the Berry Debtors and the Administrative Agent (the “Berry Budget”), subject to Berry Permitted Deviations and Berry Non-Conforming Uses (each as defined below); and (ii) the Berry Adequate Protection Payments to the Administrative Agent and the Prepetition Berry Secured Parties, as contemplated in the Interim Order and Final Order; provided, however, that draws from the Berry Restricted Account shall be limited to no more than once each week, and each such draw shall not exceed an amount which, when combined with all cash on Berry’s balance sheet (other than cash in the Berry Restricted Account) as of the date of such draw, is sufficient to cover only the projected “Total Expenses Paid by Berry Operating Cash” and “Transfers to Linn Operating Cash”, if necessary, as set forth in the applicable approved Berry Budget, for the following four-week period. Emergency funds, in excess of those projected to be disbursed in the foregoing categories of the applicable approved Berry Budget, may be approved for draw by Berry upon the express written consent of the Administrative Agent.

(ii) The Berry Debtors shall adhere to the Berry Budget during the chapter 11 cases, subject to any Berry Permitted Deviation and Berry Non-Conforming Use permitted in the Orders. The first testing date shall be the date that is four weeks after the Petition Date (inclusive of the week including the Petition Date) (the “First Berry Testing Date”). Compliance with the Berry Budget shall be tested every week on a four-week trailing basis starting the first week after the First Berry Testing Date. The report reflecting the results of each such compliance test shall be provided on or before the Friday following the end of each four week testing period.

(iii) “Berry Permitted Deviation” means that, for any four-week period (a) Total Operating Disbursements and Total Berry Direct Operating Expenses shall not exceed 115% of the respective budgeted amounts and (b) total production shall not be less than 80% of the budgeted amount, calculated on a monthly basis.

(iv) “Berry Non-Conforming Use” means any use of Berry Cash Collateral or any level of production in a manner or amount which does not conform to the manner or amount, as applicable, set forth in the Berry Budget (including, for the avoidance of doubt, after giving effect to the Berry Permitted Deviation), which such use is approved in writing by the Administrative Agent in its sole discretion.

(v) For the avoidance of doubt, under no circumstances shall professional fees be tested as part of the Berry Budget covenant.

(vi) During the period from the Petition Date through and including the Berry Termination Date, the Berry Debtors shall be authorized to use Prepetition Berry Collateral, the Berry Cash Collateral, and the Berry Adequate Protection Collateral to satisfy the Berry Operational Funding Needs and the Berry Adequate Protection Payments to the Administrative Agent and the Prepetition Berry Secured Parties.

8. [Consent by the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties. Subject to the terms of this Interim Order, the Administrative Agent, approximately [    ]% of the Prepetition First Lien Linn Secured Parties, and approximately [    ]% of the Prepetition Berry Secured Parties have consented to the Debtors’ proposed use of the Prepetition Collateral (including the Cash Collateral) as set forth herein. Additionally, and consistent with the Settlement Agreement, the Linn Second Lien Trustee and approximately [66 2/3]% of the Prepetition Second Lien Linn Secured Parties do not object to the Debtors’ proposed use of the Prepetition Collateral (including the Cash Collateral) as set forth herein.2]

9. Adequate Protection Claims and Liens. In addition to all the existing security interests and liens granted to or for the benefit of the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties, in and with respect to the applicable Prepetition Collateral, including the applicable Cash Collateral, as adequate protection for, and to secure payment of an amount equal to the applicable Collateral Diminution (as defined herein), and as an inducement to the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties to permit the applicable Debtors’ use of the applicable Cash Collateral as provided for in this Interim Order, the (i) Linn Debtors

[2]	[NTD: Update as necessary.]

hereby grant the Linn First Lien Adequate Protection Claims (as defined below) and (ii) the Berry Debtors hereby grant the Berry Adequate Protection Claims (as defined below):

(a) Adequate Protection Claims.

(i) Linn First Lien Adequate Protection Claims. To the Administrative Agent and Prepetition First Lien Linn Secured Parties, an allowed administrative claim against each of the Linn Debtors on a joint and several basis with priority over any and all other administrative claims against the Linn Debtors now existing or hereafter arising in the Cases (subject only to the Linn Carve Out (as defined herein)), including all claims of the kind specified under sections 503(b) and 507(b) of the Bankruptcy Code (the “Linn First Lien Adequate Protection Claims”), which administrative claim shall have recourse to and be payable from all prepetition and postpetition property of the Linn Debtors excluding the Linn Avoidance Actions but including, subject to entry of the Final Order only, the proceeds or property recovered in respect of any Linn Avoidance Actions; provided that the Berry Debtors shall not have any obligations to pay (directly or indirectly) or otherwise make contributions on account of Linn First Lien Adequate Protection Claims and such Linn First Lien Adequate Protection Claims shall not be claims against the Berry Debtors. This Court retains jurisdiction to resolve any dispute with respect to the amount of any Linn First Lien Adequate Protection Claims.

(ii) Berry Adequate Protection Claims. To the Administrative Agent and Prepetition Berry Secured Parties, an allowed administrative claim against the Berry Debtors on a joint and several basis with priority over any and all other administrative claims against the Berry Debtors now existing or hereafter arising in the Cases (subject only to the Berry Carve Out (as defined herein)), including all claims of the kind specified under sections 503(b) and 507(b) of the Bankruptcy Code (the “Berry Adequate Protection Claims”), which administrative claim shall have recourse to and be payable from all prepetition and postpetition property of the Berry Debtors, excluding the Berry Avoidance Actions but including, subject to entry of the Final Order only, the proceeds or property recovered in respect of any Berry Avoidance Actions; provided that the Linn Debtors shall not have any obligations to pay (directly or indirectly) or otherwise make contributions on account of Berry First Lien Adequate Protection Claims and such Berry Adequate Protection Claims shall not be claims against the Linn Debtors. This Court retains jurisdiction to resolve any dispute with respect to the amount of any Berry Adequate Protection Claims.

(b) Adequate Protection Liens. The following security interests and liens (i) with respect to the Linn Adequate Protection Obligations, are hereby granted to the Administrative Agent, for its own benefit and the benefit of the Prepetition First Lien Linn Secured Parties, subject only to the Linn Carve Out and solely to the extent of Linn Collateral Diminution of the Prepetition Linn Collateral (as defined herein, the “Linn Adequate Protection

Liens”), and (ii) with respect to the Berry Adequate Protection Obligations, are hereby granted to the Administrative Agent, for its own benefit and the benefit of the Prepetition Berry Secured Parties, as applicable, subject only to the Berry Carve Out and solely to the extent of Berry Collateral Diminution of the Prepetition Berry Collateral (the “Berry Adequate Protection Liens” and, together with the Linn Adequate Protection Liens, the “Adequate Protection Liens”):

(i) Linn Adequate Protection Liens. Effective as of the Petition Date and in each case perfected without the necessity of the execution by the Linn Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the following security interests and liens are hereby granted to the Administrative Agent, for the benefit of the Prepetition First Lien Linn Secured Parties (all property identified in clauses (1) and (2) of this paragraph 9(b)(i)) collectively referred to as the “Linn Adequate Protection Collateral”), subject only to the Linn Carve Out (as defined herein) (all such liens and security interests, the “Linn Adequate Protection Liens”):

(1) Liens Junior to Certain Existing Liens. A valid, binding, continuing, enforceable, fully-perfected junior lien on and security interest in all prepetition and postpetition property of the Linn Debtors (other than the property described in clause (2) of this paragraph 9(b)(i)), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

(2) Liens Senior to Certain Existing Liens. A valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien on (i) the Prepetition Linn Collateral and all of the Linn Debtors’ now owned and hereafter-acquired real and personal property, assets and rights of any kind or nature, wherever located, including, without limitation, all prepetition and postpetition property of the Linn Debtors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise, including, without limitation, oil and gas properties (and as-extracted collateral, goods, fixtures and hydrocarbons relating thereto), accounts receivable, other rights to payment, cash, inventory, general intangibles, contracts, servicing rights, servicing receivables, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, claims and causes of action (including those arising under section 549 of the Bankruptcy Code) and all proceeds of the foregoing, excluding causes of action arising under the Bankruptcy Code, and all Linn Avoidance Actions, provided, however, that, subject to entry of the Final Order only, the Linn First Lien Adequate Protection Liens shall have recourse to the proceeds or property recovered in respect of causes of action arising under the Bankruptcy Code and any Linn Avoidance Actions, senior to any other security interests or liens, subject only to valid, perfected and enforceable prepetition liens (if any) which are senior to the Prepetition First Lien Linn Secured Parties’ liens or security interests as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are senior to the Prepetition First Lien Linn Secured Parties’ liens or security interests as of the Petition Date and are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, (ii) any Other Linn Cash, and (iii) the proceeds, products, or offspring of any Other Linn Cash.

(3) “Linn Collateral Diminution” means an amount equal to the diminution of the value of the Prepetition First Lien Linn Lenders’ interest in the Prepetition Linn Collateral from and after the Petition Date for any reason, including the use of Linn Cash Collateral, the use, sale, lease, consumption, or disposition of Prepetition Linn Collateral, or the imposition of the automatic stay (the “Linn Adequate Protection Obligations”). Cash payments from the proceeds of the Prepetition Linn Collateral made to the Administrative Agent in connection with the payment of Linn Adequate Protection Claims or Linn Adequate Protection Liens shall not constitute Linn Collateral Diminution.

(ii) Berry Adequate Protection Liens. Effective as of the Petition Date and in each case perfected without the necessity of the execution by the Berry Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the following security interests and liens are hereby granted to the Administrative Agent, for the benefit of the Prepetition Berry Secured Parties (all property identified in clauses (1) and (2) of this paragraph 9(b)(ii) being collectively referred to as the “Berry Adequate Protection Collateral” and, together with the Linn Adequate Protection Collateral, the “Adequate Protection Collateral”), subject only to the Berry Carve Out (as defined herein) (all such liens and security interests, the “Berry Adequate Protection Liens”):

(1) Liens Junior to Certain Existing Liens. A valid, binding, continuing, enforceable, fully-perfected junior lien on and security interest in all prepetition and postpetition property of the Berry Debtors (other than the property described in clause (2) of this paragraph 9(b)(ii)), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the

Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

(2) Liens Senior to Certain Existing Liens. A valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien on (i) any cash of the Berry Debtors that is proceeds, products, offspring, rents, or profits of the Berry Prepetition Collateral that is held in a Linn Debtor deposit account and (ii) the Prepetition Berry Collateral and all of the Berry Debtors’ now owned and hereafter-acquired real and personal property, assets and rights of any kind or nature, wherever located, including, without limitation, all prepetition and postpetition property of the Berry Debtors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise, including, without limitation, oil and gas properties (and as-extracted collateral, goods, fixtures and hydrocarbons relating thereto), accounts receivable, other rights to payment, cash, inventory, general intangibles, contracts, servicing rights, servicing receivables, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, claims and causes of action (including those arising under section 549 of the Bankruptcy Code) and all proceeds of the foregoing, excluding causes of action arising under the Bankruptcy Code and Berry Avoidance Actions, provided, however, that, subject to entry of the Final Order only, the Berry Adequate Protection Liens shall have recourse to the proceeds or property recovered in respect of causes of action arising under the Bankruptcy Code and any Berry Avoidance Actions, senior to any other security interests or liens, subject only to valid, perfected and enforceable prepetition liens (if any) which are senior to the Prepetition Berry Secured Parties’ liens or security interests as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are senior to the Prepetition Berry Secured Parties’ liens or security interests as of the Petition Date and are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code.

(3) “Berry Collateral Diminution” means an amount equal to the diminution of the value of the Prepetition Berry Secured Parties’ interest in the Prepetition Berry Collateral from and after the Petition Date for any reason, including the use of Berry Cash Collateral, the use, sale, lease, consumption, or disposition of Prepetition Berry Collateral, or the imposition of the automatic stay (the “Berry Adequate Protection Obligations”). Cash payments from the proceeds, products, offspring, rents, or profits of the Prepetition Berry Collateral made to the Administrative Agent in connection with the payment of Berry Adequate Protection Claims or Berry Adequate Protection Liens shall not constitute Collateral Diminution.

(iii) However, notwithstanding any provision in this Order to the contrary, in no event shall any building or manufactured (mobile) home (collectively, “Buildings”) be included in the definition of “Linn Adequate Protection Collateral”, “Berry Adequate Protection Collateral” or “Adequate Protection Collateral”, in each case until such time as the Administrative Agent notifies the applicable Debtors that such property shall be included in the definition of “Linn Adequate Protection Collateral”, “Berry Adequate Protection Collateral” and “Adequate Protection Collateral”, as applicable, upon the determination of the Administrative Agent and the Prepetition First Lien Linn Lenders and the Prepetition Berry Lenders, as applicable, that all applicable flood insurance regulation requirements have been satisfied. Upon such notice by the Administrative Agent or the Prepetition First Lien Linn Lenders and the Prepetition Berry Lenders, as applicable, any and all Buildings shall automatically be included in the definition of “Linn Adequate Protection Collateral”, “Berry Adequate Protection Collateral” and “Adequate Protection Collateral”, as applicable, and shall be encumbered pursuant to this Order without any further action by any party.

10. Additional Adequate Protection. As additional adequate protection,

(a) Linn Debtors’ Payments: The Linn Debtors will make adequate protection payments on the last business day of each calendar month following entry of the Interim Order in an amount equal to accrued and unpaid prepetition or postpetition interest calculated at the non-default rate. The Administrative Agent and the Prepetition First Lien Linn Lenders reserve their rights to assert claims for additional interest with respect to such adequate protection payments on the Prepetition First Lien Linn Debt at the post-default rate of (2%) plus the otherwise applicable rate as provided in section 3.02(e) of the Linn Credit Facility (the “Default Rate”) and that such amount should be added to the aggregate allowed amount of the Prepetition First Lien Linn Debt. For the avoidance of doubt, the payment of interest pursuant to this paragraph shall be without prejudice to the rights of the Administrative Agent and the other Prepetition First Lien Linn Lenders to assert claims for payment of additional interest at any other rates in accordance with the Linn Credit Facility Documentation and/or to request current payment of interest accrued at the Default Rate. The Linn Debtors reserve their rights to argue that, to the extent that any cash payment of interest, fees, and/or expenses as adequate protection to the Prepetition First Lien Linn Lenders is not allowed under Bankruptcy Code section 506(b) and not allowed on any other basis (including, without limitation, on account of the Linn Debtors’ use of Prepetition Linn Collateral), such payments should be recharacterized and applied to reduce permanently the principal owed under the Linn Credit Facility Documentation; provided, however, that the Prepetition First Lien Linn Parties reserve their rights to assert defenses to any such arguments and to otherwise oppose any such recharacterization or application.

(b) Berry Debtors’ Payments: The Berry Debtors will make adequate protection payments on the last business day of each calendar month following entry of the Interim Order in an amount equal to accrued and unpaid prepetition or postpetition interest calculated at the non-default rate. The Administrative Agent and the Prepetition Berry Secured Parties reserve their rights to assert claims for additional interest with respect to such adequate protection payments on the Prepetition Berry Secured Debt at the Default Rate as provided in the Berry Credit Facility (as defined therein) and that such amount should be added to the aggregate allowed amount of the Prepetition Berry Secured Debt. For the avoidance of doubt, the payment of interest pursuant to this paragraph shall be without prejudice to the rights of the Administrative Agent and the other Prepetition Berry Secured Parties to assert claims for payment of additional interest at any other rates in accordance with the Prepetition Berry Credit Agreement and/or to request current payment of interest accrued at the Default Rate. The Berry Debtors reserve their rights to argue that, to the extent that any cash payment of interest, fees, and/or expenses as adequate protection to the Prepetition Berry Secured Parties is not allowed under Bankruptcy Code section 506(b) and not allowed on any other basis (including, without limitation, on account of the Berry Debtors’ use of Prepetition Berry Collateral), such payments should be recharacterized and applied to reduce permanently the principal owed under the Prepetition Berry Credit Agreement; provided, however, that the Prepetition Berry Secured Parties reserve their rights to assert defenses to any such arguments and to otherwise oppose any such recharacterization or application.

(c) Fees and Expenses Payable by the Debtors: The Linn Debtors shall be obligated to pay, on a monthly basis, 70% and the Berry Debtors shall be obligated to pay, on a monthly basis, 30%, of, in each case, the reasonable and documented fees and expenses, in cash, during the Debtors’ chapter 11 cases, of (v) the Administrative Agent, (w) the fees and expenses of its legal counsel, Baker & McKenzie, (x) no more than one additional counsel in each jurisdiction that is relevant to such enforcement or protection of rights, subject to any obligations to pay or reimburse expenses pursuant to the Linn Credit Facility Documentation and the Berry Credit Facility Documentation, (y) its financial advisor, Opportune, and (z) other outside consultants as may be reasonably necessary, in each case as shall be set forth in separate invoices issued by such parties to the Linn Debtors on the one hand, and by such parties to the Berry

Debtors on the other hand. The payment of the fees, expenses and disbursements set forth in this paragraph 10(c) of this Interim Order shall be made within ten (10) business days after the receipt by the Debtors, the Committee and the United States Trustee (the “Review Period”) of invoices thereof (the “Linn Invoiced Fees”) (subject in all respects to applicable privilege or work product doctrines) and without the necessity of filing formal fee applications, including such amounts arising before and after the Petition Date; provided, however, that the Debtors, the Committee and the United States Trustee may preserve their right to dispute the payment of any portion of the Invoiced Fees (the “Disputed Invoiced Fees”) if, within the Review Period, (i) the Debtors pay in full the Invoiced Fees, including the Disputed Invoiced Fees, and (ii) the Debtors, the Committee or the United States Trustee file with the Court a motion or other pleading, on at least ten (10) days prior written notice to the Administrative Agent of any hearing on such motion or other pleading, setting forth the specific objections to the Disputed Invoiced Fees.

11. Reporting.

(a) Linn Debtors. During the period the Interim Order or Final Order is in effect, the Linn Debtors shall provide the following to the Administrative Agent:

(i) Calls with the Administrative Agent and its advisors every 14 days (or less frequently as may be agreed to between the Debtors and the Administrative Agent);

(ii) Presentations by the Linn Debtors and/or their advisors during normal business hours to the Prepetition First Lien Linn Secured Parties at times and places as the Administrative Agent may reasonably request in writing (including via electronic mail) with reasonable prior notice;

(iii) Promptly, but in any event no later than the twentieth (20th) day of each month, a report as of the last day of the preceding calendar month, in form and detail reasonably acceptable to the Administrative Agent, and giving effect to the Debtors’ cash management system (as described in the Cash Management Motion and subject to the Cash Management Order) of (a) the Linn Debtors’ accounts payable and payments, (b) an accounts payable aging and an accounts receivable aging, and (c) all written demands or claims related to or asserting any liens in respect of property or assets of any Linn Debtor (including liens imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousmen’s, repairmen’s, construction contractors’, workers’ and mechanics’ liens and other similar liens) if the amount demanded or claimed exceeds $1,000,000 individually or $5,000,000 in the aggregate;

(iv) Beginning with the year-to-date period ended May 31, 2016, (x) a monthly and year-to-date income statement and balance sheet, each in form substantially similar to the format used in connection with SEC filings and (y) monthly and year-to-date detail of capital expenditures and workovers, summarized on a business unit level for the Linn Debtors. For the avoidance of doubt, each of (x) and (y) shall be provided within thirty days following the end of the previous month.

(v) (A) On or before the First Linn Testing Date and every four weeks thereafter on Friday, an updated rolling 13-week cash flow forecast of the Linn Debtors substantially in the form of the Linn Budget (each, a “Proposed Linn Budget”), which Proposed Linn Budget, upon reasonable approval by the Administrative Agent (which may be via email), shall become the Linn Budget effective as of the first day of the next week and (B) (1) a report every week of receipts, disbursements and a reconciliation of actual expenditures and disbursements with those set forth in the Linn Budget for the prior four week trailing period, which report and reconciliation shall be in form and detail reasonably satisfactory to the Administrative Agent (the “Linn Budget Reconciliation”) (it being agreed and understood that each such Linn Budget Reconciliation shall be delivered on or prior to the first Friday after the end of the applicable testing period) and (2) a statement setting forth in reasonable detail the cash balance for each deposit account of each of the Linn Debtors as of the last day of the previous two weeks;

(vi) A list of all Swap Agreements (as defined in the Linn Credit Agreement, the “Swap Agreements”) of the Linn Debtors in place as of the first business day of the month, to be provided by the 15th day of the month (beginning June 15, 2016); which list contains customary information as produced by Linn’s Kiodex system, in form agreed by Linn and the Administrative Agent on or prior to the date hereof and (B) information on any such Swap Agreements terminated or unwound during the prior month as soon as practicable after any such Swap Agreement is terminated or unwound; and

(vii) Such other reports and information as the First Lien Agent may reasonably request.

(b) Berry Debtors. During the period the Interim Order or Final Order is in effect, the Berry Debtors shall provide the following to the Administrative Agent:

(i) Weekly (or less frequently as may be agreed to between the Berry Debtors and the Administrative Agent) calls with the Administrative Agent and its advisors;

(ii) A copy of each update to the Berry Debtors’ business plan as soon as reasonably practicable after it becomes available, together with a reconciliation to the prior business plan;

(iii) Presentations by the Berry Debtors and/or their advisors during normal business hours to the Prepetition Berry Secured Parties at times and places as the Administrative Agent may reasonably request in writing (including via electronic mail) with reasonable prior notice;

(iv) Promptly, but in any event no later than the twentieth (20th) day of each calendar month, a report as of the last day of the preceding calendar month, in form and detail reasonably acceptable to the Administrative Agent, and giving effect to the Debtors’ cash management system (as described in the Cash Management Motion and subject to the Cash Management Order) of (a) the Berry Debtors’ accounts payable and payments, (b) an accounts payable aging and an accounts receivable aging, and (c) all written demands or claims related to or asserting any liens in respect of property or assets of the Berry Debtors (including liens imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ liens and other similar liens) if the amount demanded or claimed exceeds $1,000,000 individually or $5,000,000 in the aggregate;

(v) Beginning with the year-to-date period ended May 31, 2016, (x) a monthly and year-to-date income statement and balance sheet, each in form substantially similar to the format used in connection with SEC filings and (y) monthly and year-to-date detail of capital expenditures and workovers, summarized on a business unit level for the Berry Debtors. For the avoidance of doubt, each of (x) and (y) shall be provided within thirty days following the end of the previous month.

(vi) (A) On or before the First Berry Testing Date and every four weeks thereafter on Friday, an updated rolling 13-week cash flow forecast of Berry substantially in the form of the Berry Budget (each, a “Proposed Berry Budget”), which Proposed Berry Budget, upon written approval by the Administrative Agent (which may be via email), shall become the Berry Budget effective as of the first day of the next week; and (B) (1) a report every week of receipts, disbursements, and a reconciliation of actual expenditures and disbursements with those set forth in the Berry Budget for the prior four week trailing period, which report and reconciliation shall be in form and detail reasonably satisfactory to the Administrative Agent (the “Berry Budget Reconciliation”) (it being agreed and understood that each such Berry Budget Reconciliation shall be delivered on or before the first Friday after the end of the applicable testing period) and (2) a statement setting forth in reasonable detail the cash balance for each deposit account of each of the Berry Debtors as of last day of the previous week;

(vii) A list of all Hedging Contracts (as defined in the Berry Credit Agreement, the “Hedging Contracts”) of Berry in place as of the first business day of the month, to be provided by the 15th day of the month (beginning June 15, 2016); which list contains customary information as produced by Berry’s Kiodex system, in form agreed by Berry and the Administrative Agent on or prior to the date hereof, and (B) information on any such Hedging Contracts terminated or unwound during the prior month as soon as practicable after any such Hedging Contract is terminated or unwound; and

(viii) Such other reports and information as the First Lien Agent may reasonably request.

12. Application of Certain Proceeds of Hedging Agreements.

(a) Linn Debtors. If any Linn Debtor receives cash proceeds as a result of (i) changes to the material terms of any commodity-price Swap Agreement, (ii) termination or unwinding of any Swap Agreement or (iii) creation of any off-setting positions in respect of any hedge positions under any such Swap Agreement (whether evidenced by a floor, put or other Swap Agreement), then, the Linn Debtors shall pay such cash proceeds within one (1) business day following receipt thereof to the Administrative Agent, which proceeds shall be applied to permanently reduce the Prepetition First Lien Linn Debt.

(b) Berry Debtors. If any Berry Debtor receives cash proceeds as a result of (i) changes to the material terms of any commodity-price Hedging Contract, (ii) termination or unwinding of any Hedging Contract or (iii) creation of any off-setting positions in respect of any hedge positions under any such Hedging Contract (whether evidenced by a floor, put or other Hedging Contract), then, the Berry Debtors shall pay such cash proceeds within one (1) business day following receipt thereof to the Administrative Agent, which proceeds shall be applied to permanently reduce the Prepetition Berry Secured Debt.

13. Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with the final order granting the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Maintain Existing Bank Accounts and Business Forms, (C) Maintain Existing Investment Practices, and (D) Continue to Perform Intercompany Transactions, and (II) Granting Related Relief, entered or to be entered substantially contemporaneously herewith. The Linn Debtors shall comply with the covenants contained in Sections 8.05 and 8.06 of the Prepetition Linn Credit Agreement to the extent in accordance with the Linn Budget, subject to Linn Permitted Deviations, and the Berry Debtors shall comply with Sections 6.5 and 6.8 of the Berry Credit Agreement to the extent in accordance with the Berry Budget, subject to Berry Permitted Deviations, in each case, regarding the maintenance and insurance of the Prepetition Linn Collateral, Prepetition Berry Collateral, the Linn Adequate Protection Collateral, and the Berry Adequate Protection Collateral, as applicable.

14. Asset Sales.

(a) Linn Asset Sales. All sales and other dispositions (including casualty and condemnation events) of Prepetition Linn Collateral other than dispositions in the ordinary course of business that have a value of less than $5,000,000 on a net basis (“Linn Collateral Sales”), unless otherwise agreed to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), shall be in exchange for 100% cash consideration (or, in the case of oil and gas properties to which no proven reserves are attributable, in kind). All net cash proceeds of any Linn Collateral Sales shall be paid to the Prepetition First Lien Linn Lenders and applied in accordance with the Prepetition Linn Credit Facility. Any proposed property exchange with respect to Prepetition Linn Collateral that is not in exchange for 100% cash consideration (other than as set forth above) shall be subject to the Administrative Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Linn Debtors shall not use, sell or lease any material assets outside the ordinary course of business, or seek authority of the court to do any of the foregoing, without prior consultation with the Administrative Agent and the Committee at least five (5) business days prior to the date on which the Linn Debtors seek the authority of the court for such use, sale or lease.

(b) Berry Asset Sales. All sales and other dispositions (including casualty and condemnation events) of Prepetition Berry Collateral other than dispositions in the ordinary course of business that have a value of less than $5,000,000 on a net basis (“Berry Collateral Sales”), unless otherwise agreed to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), shall be in exchange for 100% cash consideration (or, in the case of oil and gas properties to which no proven reserves are attributable, in kind). All net cash proceeds of any Berry Collateral Sales shall be paid to the Prepetition Berry Secured Parties and applied in accordance with the Berry Credit Facility. Any proposed property exchange with respect to Prepetition Berry Collateral that is not in exchange for 100% cash consideration (other than as set forth above) shall be subject to the Administrative Agent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Berry Debtors shall not use, sell or lease any material assets outside the ordinary course of business, or seek authority of the court to do any of the foregoing, without prior consultation with the Administrative gent and the Committee at least five (5) business days prior to the date on which the Berry Debtors seek the authority of the court for such use, sale or lease.

15. Berry Marketing Process. Berry shall conduct a marketing process to solicit bids from third parties, including the holders of Berry Senior Notes, to purchase the assets of Berry pursuant to a plan of reorganization for Berry or to sponsor plan of reorganization for Berry through a new money investment or a backstopped rights offering of Berry common stock. The proceeds of any such sale or Plan shall be used to pay down the Berry Credit Agreement Lenders’ Claims and for other general corporate purposes as may be agreed upon; for the avoidance of doubt, the Prepetition Berry Secured Parties retain their right to credit bid under any sale or Plan. Berry and the Prepetition Berry Secured Parties shall engage in a good faith negotiation in order to establish milestones for such marketing process. Notwithstanding the foregoing, as part of such marketing process, Berry shall (among other actions and milestones to be mutually agreed) (i) set up a virtual data room within 45 days of the Petition Date, (ii) draft a teaser and buyers list within 45 days of the Petition Date, (iii) prepare a management presentation within 60 days of the Petition Date and (iv) solicit and receive non-binding letters of interest from potential buyers within 100 days of the Petition Date and share (x) all such letters of interest with the advisors to the Berry Credit Agreement Lenders promptly upon receipt thereof and (y) a summary of such letters of interest with the Berry Credit Agreement Lenders as soon as commercially reasonable after receipt thereof

16. Priority of Adequate Protection Liens and Adequate Protection Claims. Except to the extent of the Carve Outs, the Adequate Protection Liens and Adequate Protection Claims granted to the Prepetition Secured Parties pursuant to paragraphs 9(a) and 9(b) of this Interim Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under section 364 of the Bankruptcy Code or otherwise; provided, however, that the Debtors shall not create, incur or suffer to exist any postpetition liens or security interests other than: (i) those granted pursuant to this Interim Order; (ii) carriers’, mechanics’, operators’, warehousemen’s, repairmen’s or other similar ordinary course liens arising in the ordinary course of business; (iii) pledges and deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; and (iv) deposits to secure the payment of any postpetition statutory obligations and performance bonds; provided, further, however, that (x) the Linn Debtors shall provide reasonably prompt notice to the Administrative Agent of any postpetition liens or security interests on Prepetition Linn Collateral or Linn Adequate Protection Collateral that have a value of $1,000,000 or more and (y) the Berry Debtors shall provide reasonably prompt notice to the Administrative Agent of any postpetition liens or security interests on Prepetition Berry Collateral or Berry Adequate Protection Collateral that have a value of $1,000,000 or more.

17. Linn Carve Out.

(a) As used in this Interim Order, the “Linn Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $35,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by the Orders, procedural order, or otherwise, all unpaid fees and expenses (the “Linn Allowed Professional Fees”) incurred by persons or firms retained by the Linn Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Linn Debtor Professionals”) and (x) 70% of the unpaid fees and expenses of any Committee appointed in the Cases pursuant to section 1103 of the Bankruptcy Code to represent the interests of unsecured creditors of the Linn Debtors and Berry Debtors and (y) 100% of the unpaid fees and expenses of any Committee appointed in the Cases pursuant to section 1103 of the Bankruptcy Code to represent the interests of unsecured creditors of solely the Linn Debtors (collectively, the “Committee Professionals” and, together with the Linn Debtor Professionals, the “Linn Professional Persons”) at any time before or on the first business day following delivery by the Administrative Agent of a Linn Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Linn Carve Out Trigger Notice; and (iv) Linn Allowed Professional Fees of Linn Professional Persons in an aggregate amount not to exceed $25 million incurred after the first business day following delivery by the Administrative Agent of the Linn Carve Out Trigger Notice, to the extent allowed at any time, whether by the Orders, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Linn Post-Carve Out Trigger Notice Cap”); provided, however, that (x) the Linn Carve Out shall not be available to pay the fees or expenses of Linn Professional Persons incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the Administrative Agent, or the other Prepetition First Lien Linn Lenders, subject to the Linn Investigation Fund, and (y) without prejudice to the rights of Linn Professional Persons or the Linn Debtors to contest any such objection, nothing herein shall be construed to impair the ability of any party to object to the allowance of any Committee Expenses or any fees, expenses, reimbursements or compensation sought by any Linn Professional Persons. For purposes of the foregoing, “Linn Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Administrative Agent to the Linn Debtors, their lead restructuring counsel, the U.S. Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of any Linn Termination Event (as defined herein), stating that the Linn Post-Carve Out Trigger Notice Cap has been invoked.

(b) Linn Carve Out Reserves. On the day on which a Linn Carve Out Trigger Notice is given by the Administrative Agent to the Linn Debtors (the “Linn Termination Declaration Date”), the Linn Carve Out Trigger Notice shall constitute a demand to the Linn Debtors to utilize (as set forth below) all cash on hand as of such date and any available cash thereafter held by any Linn Debtor (but excluding any cash held or generated by the Berry Debtors that is not the proceeds of the Prepetition Linn Collateral), to fund a reserve in an amount equal to the then unpaid amounts of the Linn Allowed Professional Fees. The Linn Debtors shall deposit and hold such amounts in a segregated account at the Administrative Agent in trust to pay such then unpaid Linn Allowed Professional Fees (the “Linn Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Linn Termination Declaration Date, the Linn Carve Out Trigger Notice shall also be deemed a request by the Linn Debtors to utilize (as set forth below) all cash on hand as of such date and any available cash thereafter held by any Linn Debtor (but excluding any cash held or generated by the Berry Debtors that is not the proceeds of the Prepetition Linn Collateral), to fund a reserve to pay the Linn Allowed Professional Fees benefitting from the Linn Post-Carve Out Trigger Notice Cap (the “Linn Post-Carve Out Trigger Notice Reserve” and, together with the Linn Pre-Carve Out Trigger Notice Reserve, the “Linn Carve-Out Reserves”) prior to any and all other claims. In the case of both the Linn Pre-Carve Out Trigger Notice Reserve and the Linn Post-Carve Out Trigger Notice Reserve, the Linn Debtors shall fund each dollar thereof in a proportion equal to 90 cents of Other Linn Cash and 10 cents of Linn Cash Collateral (provided, however, such amounts shall be funded 100% with Other Linn Cash to the extent the Linn Debtors do not have Linn Cash Collateral available and such amounts shall be funded 100% in Linn Cash Collateral to the extent the Linn Debtors do not have Other Linn Cash available). All funds in the Linn Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Linn Carve Out set forth above, but not, for the avoidance of doubt, the Linn Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Linn Pre Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition First Lien Linn Secured Parties in accordance with their rights and priorities as of the Petition Date. All funds in the Linn Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Linn Carve Out set forth above, and then, to the extent the Linn Post Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition First Lien Linn Secured Parties in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the Orders, following delivery of a Linn Carve Out Trigger Notice, the Administrative Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Linn Debtors until the Linn Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Linn Carve Out Reserves. Further, notwithstanding anything to the contrary in the Orders, (i) disbursements by the Linn Debtors from the Linn Carve Out Reserves shall not constitute the Prepetition Secured Linn Obligations, (ii) the failure of the Linn Carve Out Reserves to satisfy in full the Linn Allowed Professional Fees shall not affect the priority of the Linn Carve Out, and (iii) in no way shall the Linn Budget, Linn Carve Out, Linn Post-Carve Out Trigger Notice Cap, Linn Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Linn Allowed Professional

Fees due and payable by the Linn Debtors. For the avoidance of doubt and notwithstanding anything to the contrary herein or in this Interim Order or Linn Secured Documentation, the Linn Carve Out shall be senior to all liens and claims securing the Linn Adequate Protection Liens, the Prepetition First Lien Linn Obligations, and the Linn Adequate Protection Claims (each as defined herein), and any and all other forms of adequate protection, liens, or claims securing the Prepetition First Lien Linn Obligations.

(c) Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Linn Termination Declaration Date in respect of any Linn Allowed Professional Fees shall not reduce the Linn Carve Out.

(d) Payment of Linn Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Linn Termination Declaration Date in respect of any Linn Allowed Professional Fees shall permanently reduce the Linn Carve Out on a dollar-for-dollar basis.

18. Berry Carve Out.

(a) As used in this Interim Order, the “Berry Carve Out” (and together with the Linn Carve Out, the “Carve Outs”) means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $15,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by the Orders, procedural order, or otherwise, all unpaid fees and expenses (the “Berry Allowed Professional Fees”) incurred by persons or firms retained by the Berry Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Berry Debtor Professionals”) and (x) 30% of the unpaid fees and expenses of any Committee Professionals of any Committee appointed in the Cases pursuant to section 1103 of the Bankruptcy Code to represent the interests of unsecured creditors of the Linn Debtors and Berry Debtors and (y) 100% of the unpaid fees and expenses of any Committee Professionals of any Committee appointed in the Cases pursuant to section 1103 of the Bankruptcy Code to solely represent the interests of unsecured creditors of the Berry Debtors (such Committee Professionals together with the Berry Debtor Professionals, the “Berry Professional Persons”) at any time before or on the first business day following delivery by the Administrative Agent of a Berry Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Berry Carve Out Trigger Notice; and (iv) Berry Allowed Professional Fees of Berry Professional Persons in an aggregate amount not to exceed $10 million incurred after the first business day following delivery by the Administrative Agent of the Berry Carve Out Trigger Notice, to the extent allowed at any time, whether by the Orders, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Berry Post-Carve Out Trigger Notice Cap”); provided, however, that (x) the Berry Carve Out shall not be available to pay the fees or expenses of Berry Professional Persons incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the Administrative Agent or the other Prepetition Berry Secured Parties, subject to the Berry Investigation Fund, and (y) without prejudice to the rights of Berry Professional Persons or the Berry Debtors to contest any such objection, nothing herein shall be construed to impair the ability of any party to object to the allowance of any Committee Expenses or any fees, expenses, reimbursements or compensation sought by any Berry Professional Persons. For purposes of the foregoing, “Berry Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Administrative Agent to the Berry Debtors, their lead restructuring counsel, the U.S. Trustee, and lead counsel to the Committee, which notice may be delivered following the occurrence and during the continuation of any Berry Termination Event (as defined herein), stating that the Berry Post-Carve Out Trigger Notice Cap has been invoked.

(b) Berry Carve Out Reserves. On the day on which a Berry Carve Out Trigger Notice is given by the Administrative Agent to the Berry Debtors (the “Berry Termination Declaration Date”), the Berry Carve Out Trigger Notice shall constitute a demand to the Berry Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Berry Debtor (or by any Linn Debtor which constitutes Berry Cash Collateral) to fund a reserve in an amount equal to the then unpaid amounts of the Berry Allowed Professional Fees. The Berry Debtors shall deposit and hold such amounts in a segregated account at the Administrative Agent in trust to pay such then unpaid Berry Allowed Professional Fees (the “Berry Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Berry Termination Declaration Date, the Berry Carve Out Trigger Notice shall also be deemed a request by the Berry Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Berry Debtor or by any Linn Debtor which constitutes Berry Cash Collateral, to fund a reserve in an amount equal to the Berry Post-Carve Out Trigger Notice Cap to pay the Berry Allowed Professional Fees benefitting from the Berry Post-Carve Out Trigger Notice Cap (the “Berry Post-Carve Out Trigger Notice Reserve” and, together with the Berry Pre-Carve Out Trigger Notice Reserve, the “Berry Carve-Out Reserves”) prior to any and all other claims. All funds in the Berry Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (ii) through (iii) of the definition of Berry Carve Out set forth above, but not, for the avoidance of doubt, the Berry Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Berry Pre Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition Berry Secured Parties in accordance with their rights and priorities as of the Petition Date. All funds in the Berry Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Berry Carve Out set forth above, and then, to the extent the Berry Post Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Prepetition Berry Secured Parties in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary in the Interim Order or the Final Order, following delivery of a Berry Carve Out Trigger Notice, the Administrative Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Berry Debtors until the Berry Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Berry Carve Out Reserves. Further, notwithstanding anything to the contrary in the Interim Order or Final Order, (i) disbursements by the Berry Debtors from the Berry Carve Out Reserves shall not constitute Prepetition Berry Secured Debt Obligations, (ii) the failure of the Berry Carve Out Reserves to satisfy in full the Berry Allowed Professional Fees shall not affect the priority of the Berry Carve Out, and (iii) in no way shall the Berry Budget, Berry Carve Out, Berry Post-Carve Out Trigger Notice Cap, Berry Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Berry Allowed Professional Fees due and payable by the Berry Debtors. For the avoidance of doubt and notwithstanding anything to the contrary herein or in this Interim Order or Berry Credit Facility Documentation, (as defined herein), the Berry Carve Out shall be senior to all liens and claims securing the Berry Adequate Protection Liens, the Prepetition Berry Secured Debt Obligations, and the Berry Adequate Protection Claims (each as defined herein), and any and all other forms of adequate protection, liens, or claims securing the Prepetition Berry Secured Debt Obligations.

(c) Payment of Berry Allowed Professional Fees Prior to the Berry Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Berry Termination Declaration Date in respect of any Berry Allowed Professional Fees shall not reduce the Berry Carve Out.

(d) Payment of Berry Carve Out On or After the Berry Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Berry Termination Declaration Date in respect of any Berry Allowed Professional Fees shall permanently reduce the Berry Carve Out on a dollar-for-dollar basis.

19. Termination.

(a) Optional Linn Debtor Termination Events. Upon the occurrence of any of the following events, and upon five business days following the delivery of a written notice by the Administrative Agent to (x) the Office of the United States Trustee for the Southern District of Texas, (y) the Debtors and proposed counsel to the Debtors, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Paul M. Basta, Stephen E. Hessler, and Brian S. Lennon, and (z) counsel to the Committee of the occurrence of any of the below listed events unless cured by the Linn Debtors or waived by the Administrative Agent, the Linn Debtors’ consensual use of the Linn Cash Collateral may be terminated (collectively, the “Linn Optional Termination Events”):

(i) The failure by the Linn Debtors to make any payment required pursuant to the Interim Order or Final Order, as applicable, when due;

(ii) The failure by the Linn Debtors to deliver to the Administrative Agent any of the documents or other information required to be delivered pursuant to the Interim Order or Final Order, as applicable when due or any such documents or other information shall contain a material misrepresentation;

(iii) The failure by the Linn Debtors to adhere to the Linn Budget, except, in each instance, with respect to Linn Permitted Deviations or Linn Non-Conforming Uses or with respect to any failure of Berry to adhere to the Berry Budget; provided, however, it shall not be a Linn Optional Termination Event (and the Linn Debtors shall be deemed to be in compliance with the Linn Budget) if, concurrent with delivery of the variance report reflecting the Linn Debtors are not in compliance with the Linn Budget (after giving effect to any Linn Permitted Deviations and Linn Non-Conforming Uses), the Linn Debtors deliver a notice to the Administrative Agent indicating their intent to exercise the Linn Cure Right and such right is exercised in accordance with paragraph 7(a) herein within one (1) Business Day thereafter;

(iv) The failure by the Linn Debtors to observe or perform any of the material terms or material provisions contained herein if the occurrence of such failure has been noticed to the Linn Debtors and remains unremedied at the end of the five business day period;

(v) The Linn Debtors shall create, incur or suffer any other claim which is pari passu with or senior to the Linn Adequate Protection Claims; and

(vi) The Linn Debtors shall create, incur or suffer to exist any postpetition liens or security interests not otherwise permitted by the Interim Order or the Final Order, as applicable, unless such postpetition liens or security interests have a value less than $5,000,000 in the aggregate at any one time.

(b) Linn Automatic Termination Events. The Linn Debtors’ consensual use of the Linn Cash Collateral shall terminate automatically upon the occurrence of any of the following events (the “Linn Automatic Termination Events” and, together with the Linn Optional Termination Events, the “Linn Termination Events”):

(i) January 31, 2017;

(ii) The dismissal of the Chapter 11 Cases of the Linn Debtors or the conversion of the Linn Debtors’ Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code;

(iii) Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code providing relief to any entity other than the Administrative Agent or the Prepetition First Lien Lenders in an amount greater than $10,000,000 with respect to the Prepetition Linn Collateral or the Linn Adequate Protection Collateral without the written consent of the Administrative Agent, which consent may be withheld in its sole discretion;

(iv) The appointment or election of a trustee, examiner with expanded powers or any other representative with expanded powers relating to the operation of the businesses in the Linn Debtors’ chapter 11 cases;

(v) The occurrence of the effective date of a plan of reorganization for the Linn Debtors;

(vi) The entry of an order reversing, staying, vacating or otherwise modifying in any material respect the terms of this Interim Order or Final Order; and

(vii) A filing by any Linn Debtor of any motion, pleading, application or adversary proceeding challenging the validity, enforceability, perfection or priority of the liens securing the Prepetition First Lien Linn Debt or asserting any other cause of action against and/or with respect to the Prepetition First Lien Linn Debt or the Prepetition Linn Collateral securing the Prepetition First Lien Linn Debt or against any of the Prepetition First Lien Linn Lenders (or if the Linn Debtors support any such motion, pleading, application or adversary proceeding commenced by any third party (except for participation in formal or informal discovery not initiated by the Linn Debtors)).

(c) Berry Optional Termination Events. Upon the occurrence of any of the following events, and upon five business days following the delivery of a written notice by the Administrative Agent to (x) the Office of the United States Trustee for the Southern District of Texas, (y) the Debtors and proposed counsel to the Debtors, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Paul M. Basta, Stephen E. Hessler, and Brian S. Lennon, and (z) counsel to the Committee of the occurrence of any of the below listed events unless cured by the Berry Debtors or waived by the Administrative Agent, the Berry Debtors’ consensual use of the Berry Cash Collateral may be terminated (collectively, the “Berry Optional Termination Events”):

(i) The failure by the Berry Debtors to make any payment required pursuant to the Interim Order or Final Order, as applicable, when due;

(ii) The failure by the Berry Debtors to deliver to the Administrative Agent any of the documents or other information required to be delivered pursuant to the Interim Order or Final Order, as applicable when due or any such documents or other information shall contain a material misrepresentation;

(iii) The failure by the Berry Debtors to adhere to the Berry Budget except, in each instance, with respect to Berry Permitted Deviations or Berry Non-Conforming Uses (it being agreed and understood that the failure by the Linn Debtors to adhere to the Linn Budget shall not be a Berry Optional Termination Event as long as the Berry Debtors otherwise comply with this clause (iii));

(iv) The failure by the Berry Debtors to observe or perform any of the material terms or material provisions contained herein if the occurrence of such failure has been noticed to the Berry Debtors and remains unremedied at the end of the five business day period;

(v) The Berry Debtors shall create, incur or suffer any other claim which is pari passu with or senior to the Berry Adequate Protection Claims;

(vi) The Berry Debtors shall create, incur or suffer to exist any postpetition liens or security interests not otherwise permitted by the Interim Order or the Final Order, as applicable, unless such postpetition liens or security interests have a value less than $5,000,000 in the aggregate at any one time.

(d) Berry Automatic Termination Events. The Berry Debtors’ consensual use of the Berry Cash Collateral shall terminate automatically upon the occurrence of any of the following events (the “Berry Automatic Termination Events” and, together with the Berry Optional Termination Events, the “Berry Termination Events”):

(i) January 31, 2017;

(ii) The dismissal of the chapter 11 cases of the Berry Debtors or the conversion of the Berry Debtors’ chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code;

(iii) Entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code, providing relief to any entity other than the Administrative Agent or the Prepetition Berry Secured Parties in an amount greater than $10,000,000 with respect to the Prepetition Berry Collateral or the Berry Adequate Protection Collateral without the written consent of the Administrative Agent, which consent may be withheld in its sole discretion;

(iv) The appointment or election of a trustee, examiner with expanded powers or any other representative with expanded powers relating to the operation of the businesses in the Berry Debtors’ chapter 11 cases;

(v) The occurrence of the effective date of a plan of reorganization for the Berry Debtors;

(vi) The entry of an order reversing, staying, vacating or otherwise modifying in any material respect the terms of this Interim Order or Final Order;

(vii) A filing by any Berry Debtor of any motion, pleading, application or adversary proceeding challenging the validity, enforceability, perfection or priority of the liens securing the Prepetition Berry Debt or asserting any other cause of action against and/or with respect to the Prepetition Berry Secured Debt or the Prepetition Berry Collateral securing the Prepetition Berry Secured Debt or against any of the Prepetition Berry Secured Parties (or if the Berry Debtors support any such motion, pleading, application or adversary proceeding commenced by any third party (except for participation in formal or informal discovery not initiated by the Berry Debtors)).

20. Remedies upon the Termination Date.

(a) Linn Debtors’ Remedies Upon Linn Termination Date. The Linn Debtors shall promptly provide notice to the Administrative Agent (with a copy to counsel for the Committee (if any) and the U.S. Trustee) of the occurrence of any Linn Termination Event. Upon the occurrence of (i) with respect to the Linn Optional Termination Events, the date upon which such Linn Optional Termination Event becomes effective, after taking into account the applicable cure or waiver period and (ii) with respect to the Linn Automatic Termination Events, the date upon which such Linn Automatic Termination Event becomes effective (such date described in (i) and (ii), the “Linn Termination Date”), (a) the Linn First Lien Adequate Protection Obligations, if any, shall become due and payable and (b) the Administrative Agent and Prepetition First Lien Linn Secured Parties, upon five (5) Business Days written notice to the counsel to the Linn Debtors and their proposed co-counsel, Kirkland & Ellis LLP, and the U.S. Trustee, may (i) setoff amounts in any account of the Linn Debtors maintained with the

Administrative Agent or Prepetition First Lien Linn Secured Parties, to the extent necessary for payment of the Linn Adequate Protection Obligations and (ii) exercise the rights and remedies available under the Linn Credit Facility Documentation, this Interim Order or applicable law, including without limitation and with respect to the Administrative Agent, foreclosing upon and selling all or a portion of the Prepetition Linn Collateral or Linn Adequate Protection Collateral granted to the Administrative Agent in order to collect the Linn Adequate Protection Obligations. The automatic stay under section 362 of the Bankruptcy Code is hereby deemed modified and vacated to the extent necessary to permit such actions. In any hearing regarding any exercise of rights or remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, the Linn Termination Date shall have occurred, and each of the Linn Debtors hereby waives any right to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the Administrative Agent and the Prepetition First Lien Linn Secured Parties, set forth in this Interim Order or the Linn Credit Facility Documentation. The delay or failure of the Administrative Agent or the Prepetition First Lien Linn Secured Parties to exercise rights and remedies under the Linn Credit Facility Documentation, or this Interim Order shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the Linn Credit Facility Documentation. The Administrative Agent shall be entitled to apply the payments or proceeds of the Prepetition Linn Collateral and the Linn Cash Collateral in accordance with the provisions of the Linn Credit Facility Documentation, and in no event shall the Administrative Agent or the Prepetition First Lien Linn Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Prepetition Linn Collateral or Linn Adequate Protection Collateral or otherwise. Notwithstanding the occurrence of the Linn Termination Date or anything herein, all of the rights, remedies, benefits and protections provided to the Administrative Agent and the Prepetition First Lien Linn Secured Parties under this Interim Order shall survive the Linn Termination Date.

(b) Berry Debtors’ Remedies Upon Berry Termination Date. The Berry Debtors shall promptly provide notice to the Administrative Agent (with a copy to counsel for the Committee (if any) and the U.S. Trustee) of the occurrence of any Berry Termination Event. Upon the occurrence of (i) with respect to the Berry Optional Termination Events, the date upon which such Berry Optional Termination Event becomes effective, after taking into account the applicable cure or waiver period and (ii) with respect to the Berry Automatic Termination Events, the date upon which such Berry Automatic Termination Event becomes effective (such date described in (i) and (ii), the “Berry Termination Date”), (a) the Berry Adequate Protection Obligations, if any, shall become due and payable and (b) the Administrative Agent and Prepetition Berry Secured Parties, upon five (5) Business Days written notice to the counsel to the Berry Debtors and their proposed co-counsel, Kirkland & Ellis LLP, and the U.S. Trustee, may (i) setoff amounts in any account of the Berry Debtors maintained with the Administrative Agent or Prepetition Berry Secured Parties, to the extent necessary for payment of the Berry Adequate Protection Obligations and (ii) exercise the rights and remedies available under the Berry Secured Documentation, this Interim Order or applicable law, including without limitation and with respect to the Administrative Agent, foreclosing upon and selling all or a portion of the Prepetition Berry Collateral or Berry Adequate Protection Collateral granted to the Administrative Agent in order to collect the Berry Adequate Protection Obligations. The automatic stay under section 362 of the Bankruptcy Code is hereby deemed modified and vacated to the extent necessary to permit such actions. In any hearing regarding any exercise of rights or remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, the Berry Termination Date shall have occurred, and each of the Berry Debtors hereby waives any right to seek relief, including without limitation, under section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the Administrative Agent and the Prepetition Berry Secured Parties, set forth in this Interim Order or the Berry Secured Documentation. The delay or failure of the Administrative Agent or the Prepetition Berry Secured Parties to exercise rights and remedies under the Berry Secured Documentation, or this Interim Order shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the Berry Secured Documentation. The Administrative Agent shall be entitled to apply the payments or proceeds of the Prepetition Berry Collateral and the Berry Cash Collateral in accordance with the provisions of the Berry Secured Documentation, and in no event shall the Administrative Agent or the Prepetition Berry Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Prepetition Berry Collateral or Berry Adequate Protection Collateral or otherwise. Notwithstanding the occurrence of the Berry Termination Date or anything herein, all of the rights, remedies, benefits and protections provided to the Administrative Agent and the Prepetition Berry Secured Parties under this Interim Order shall survive the Berry Termination Date.

21. Limitation on Charging Expenses against Collateral. Subject to and effective upon entry of the Final Order under Bankruptcy Rule 4001, except to the extent of the Carve Outs, no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Prepetition Collateral or the Adequate Protection Collateral, the Administrative Agent, the Prepetition First Lien Linn Secured Parties, or the Prepetition Berry Secured Parties pursuant to sections 105(a) or 506(c) of the Bankruptcy Code or any similar principle of law or equity, without the prior written consent of the Administrative Agent and no such consent shall be implied from any other action, inaction, or acquiescence by the Administrative Agent, the Prepetition First Lien Linn Secured Parties, or the Prepetition Berry Secured Parties, subject in all respects to the Committee’s ability to seek standing to pursue a surcharge against the Prepetition Collateral; provided, however, that to the extent any Other Linn Cash is used to preserve or dispose of the Prepetition Linn Collateral, then the Linn Debtors shall be permitted to apply to the Court to recover such Prepetition Linn Collateral Expenditures funded with Other Linn Cash.

22. Payments Free and Clear. Any and all payments or proceeds remitted to the Administrative Agent on behalf of the applicable Prepetition Secured Parties pursuant to the provisions of this Interim Order or any subsequent order of this Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, any such claim or charge arising out of or based on, directly or indirectly, sections 506(c) (whether asserted or assessed by, through or on behalf of the Debtors) or 552(b) of the Bankruptcy Code, other than those preserved under this Interim Order.

23. Section 552(b) of the Bankruptcy Code. Except to the extent of the Carve Outs, the Administrative Agent, the Prepetition First Lien Linn Lenders, and the Prepetition Berry Secured Parties, shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, provided that, (i) subject to entry of the Final Order, the “equities of the case”

exception under section 552(b) of the Bankruptcy Code shall not apply to (x) the Administrative Agent and the Prepetition First Lien Linn Lenders with respect to the proceeds, products, offspring, or profits of any of the Prepetition Linn Collateral or the Linn Adequate Protection Collateral or (y) the Administrative Agent and the Prepetition Berry Secured Parties with respect to the proceeds, products, offspring, or profits of any of the Prepetition Berry Collateral or the Berry Adequate Protection Collateral and (ii) no expenses of administration of the Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the Prepetition Collateral or the Adequate Protection Collateral, the Administrative Agent, the Prepetition First Lien Linn Secured Parties, or the Prepetition Berry Secured Parties pursuant to sections 105(a) or 506(c) of the Bankruptcy Code or any similar principle of law or equity, without the prior written consent of the Administrative Agent and no such consent shall be implied from any other action, inaction, or acquiescence by the Administrative Agent, the Prepetition First Lien Linn Secured Parties, or the Prepetition Berry Secured Parties; subject in all respects to the Committee’s ability to seek standing to pursue a surcharge against the Prepetition Collateral, provided, further, however, that to the extent any Other Linn Cash is used to preserve or dispose of the Prepetition Linn Collateral, then the Linn Debtors shall be permitted to apply to the Court to recover such Prepetition Linn Collateral Expenditures funded with Other Linn Cash.

24. Additional Findings Regarding Settlement Agreement.

(a) To perfect the liens associated with the Prepetition Second Lien Linn Notes, the Linn Debtors and the Linn Second Lien Trustee, entered into that certain Settlement Agreement, dated as of April 4, 2016 (the “Settlement Agreement” and, together with the

Prepetition Second Lien Notes Indenture and all agreements, documents, certificates and instruments delivered or executed from time to time in connection with the Settlement Agreement, as hereafter amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof, collectively, the “Linn Second Lien Documentation” and together with the Linn Credit Facility Documentation, the “Linn Secured Documentation”), pursuant to which the Linn Debtors, for the benefit of itself and the Prepetition Second Lien Linn Noteholders entered into good faith negotiations regarding the perfection of the second-priority liens and security interests of the Prepetition Second Lien Notes and ultimately, effectuated the perfection of the second-priority liens and security interests of the Prepetition Second Lien Notes, subject to the terms of the Settlement Agreement and the Approval Order (as defined therein) (the “Prepetition Second Priority Linn Liens,” and together with the Prepetition First Priority Linn Liens, the “Prepetition Linn Liens”) in the Prepetition Linn Collateral.

(b) Waiver of Adequate Protection. In connection with the Settlement Agreement, the Linn Second Lien Trustee and the Prepetition Second Lien Linn Secured Parties shall be deemed to have waived their rights to adequate protection with respect to Prepetition Collateral and Cash Collateral, subject to the reservation of rights set forth below.

(c) Reservation of Rights of Linn Second Lien Trustee and Prepetition Second Lien Linn Secured Parties. If the parties to the Settlement Agreement (which include the Linn Second Lien Trustee and Prepetition Second Lien Linn Secured Parties) negotiate the terms of a Consensual Plan (as defined in the Settlement Agreement), the Linn Second Lien Trustee and Prepetition Second Lien Linn Secured Parties, and the Prepetition Berry Secured Parties may seek adequate protection (in the form of liens junior to the liens provided herein to the

Administrative Agent and Prepetition First Lien Linn Secured Parties) of the Prepetition Second Lien Linn Notes Debt in connection with such Consensual Plan. If the Approval Order is not entered within 75 days of the Petition Date, nothing in this Interim Order shall affect the rights of the Linn Second Lien Trustee and Prepetition Second Lien Linn Secured Parties to seek to assert rights as secured creditors in connection with the Prepetition Linn Collateral and Linn Cash Collateral.

25. Reservation of Rights. The entry of this Interim Order and the grant of adequate protection to the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties pursuant to the terms hereof shall be without prejudice to the rights of the Debtors to, following the occurrence of the applicable Termination Date, seek authority to use the applicable Cash Collateral without the consent of the Prepetition First Lien Linn Secured Parties, the Administrative Agent, the Linn Second Lien Trustee, or the Prepetition Second Lien Linn Noteholders, as applicable. Subject to the Settlement Agreement and Approval Order, as applicable, the Administrative Agent, the Linn Second Lien Trustee, the Prepetition First Lien Linn Secured Parties, the Prepetition Second Lien Linn Noteholders, and the Prepetition Berry Secured Parties reserve all rights with respect to contesting any such motion or request by the Applicable Debtors or any other person.

26. Reservation of Rights of the Administrative Agent and the Prepetition Secured Parties. Notwithstanding any other provision hereof, the grant of adequate protection to the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties pursuant hereto is without prejudice to the right of the Administrative Agent to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection, and without prejudice to the right of the Debtors or any other party in interest to contest any such modification. Subject to the Settlement Agreement and Approval Order, as applicable, nothing herein shall be deemed to waive, modify or otherwise impair the respective rights of the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties, under the Linn Credit Facility Documentation or Berry Secured Documentation or under equity or law, and the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties expressly reserve all of their respective rights and remedies whether now existing or hereafter arising under the Linn Credit Facility Documentation, Berry Secured Documentation, and/or equity or law in connection with all Termination Events and Defaults and Events of Default (each as defined in the Prepetition Linn Credit Agreement and Prepetition Berry Credit Agreement, as applicable, and whether arising prior to or after the Petition Date).

27. Perfection of Adequate Protection Liens.

(a) The Administrative Agent, in its capacity as administrative agent for the Prepetition First Lien Linn Lenders and the Prepetition Secured Berry Lenders, is hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction in order to validate and perfect the liens and security interests granted to it hereunder. Whether or not the Administrative Agent shall, in its sole discretion, choose to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination as of the date of entry of this Interim Order. If the Administrative Agent determines to file any financing statements, notice of liens or similar instruments, the Debtors will cooperate and assist in any such filings as reasonably requested by the Administrative Agent, and the automatic stay shall be modified to allow such filings.

(b) A certified copy of this Interim Order may, subject to the Settlement Agreement and Approval Order, as applicable, and in the discretion of the Administrative Agent be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording; provided, however, that the Debtors shall reimburse the Administrative Agent, the Lien Second Lien Trustee or their respective designee for the payment of any stamp, intangibles, recording or similar tax.

(c) The Debtors shall execute and deliver to the Administrative Agent all such agreements, financing statements, instruments and other documents as the Administrative Agent may reasonably request to evidence, confirm, validate or perfect the applicable Adequate Protection Liens.

(d) Effective upon entry of a Final Order, any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold interest, or the proceeds thereof, or other Collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code. Any such provision shall have no force and effect with respect to the granting of Adequate Protection Liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Debtor in favor of the Administrative Agent, the Prepetition First Lien Linn Secured Parties, or the Prepetition Berry Secured Parties in accordance with the terms of the Linn Secured Documentation, Berry Secured Documentation, or this Interim Order.

28. Preservation of Rights Granted Under this Interim Order.

(a) Except as expressly provided in this Interim Order and the Settlement Agreement and Approval Order (as applicable), no claim or lien having a priority senior to or pari passu with those granted by this Interim Order to the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties shall be granted or allowed, and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the applicable Debtors’ estates under section 551 of the Bankruptcy Code or subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.

(b) Notwithstanding any order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise entered at any time, (x) the Linn First Lien Adequate Protection Claims and Berry Adequate Protection Claims, as applicable, the other administrative claims granted pursuant to this Interim Order and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all Adequate Protection Obligations shall have been paid and satisfied in full (and the First Lien Adequate Protection Claims and Berry Adequate Protection Claims, the other administrative claims granted pursuant to this Interim Order and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); and (y) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.

(c) If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect: (i) the validity, priority or enforceability of any Adequate Protection Obligations incurred prior to the actual receipt of written notice by the Administrative Agent of the effective date of such reversal, stay, modification or vacatur; or (ii) the validity, priority or enforceability of the Adequate Protection Liens. Notwithstanding any such reversal, stay, modification or vacatur, any use of the Prepetition Collateral (including the Cash Collateral) or any Adequate Protection Obligations incurred by Debtors (as applicable) hereunder, as the case may be, prior to the actual receipt of written notice by the Administrative Agent of the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the Administrative Agent, the Prepetition First Lien Linn Secured Parties, and the Prepetition Berry Secured Parties shall be entitled, as applicable, to all of the rights, remedies, privileges and benefits granted in section 363(m) of the Bankruptcy Code with respect to all applicable uses of the Prepetition Collateral (including the Cash Collateral) and all Adequate Protection Obligations, as set forth herein.

(d) The adequate protection payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance in the Cases or any subsequent chapter 7 cases (other than a defense that the payment has actually been made).

(e) Except as expressly provided in this Interim Order, the Adequate Protection Obligations, the Linn First Lien Adequate Protection Claims, the Berry Adequate Protection Claims, and all other rights and remedies of the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties granted by the provisions of this

Interim Order shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Cases or by any other act or omission, or (ii) the entry of an order confirming a plan of reorganization in any of the Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the applicable Debtors have waived any discharge as to any remaining and applicable Adequate Protection Obligations. The terms and provisions of this Interim Order shall continue in the Cases, in any successor cases if the Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the Adequate Protection Liens, the Linn First Lien Adequate Protection Claims, and the Berry Adequate Protection Claims, the other administrative claims granted pursuant to this Interim Order, and all other rights and remedies of the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties granted by the provisions of this Interim Order shall continue in full force and effect until all Adequate Protection Obligations are indefeasibly paid in full in cash by the applicable Debtor and Reorganized Debtor, except as may otherwise be provided for in a confirmed chapter 11 plan of reorganization.

29. Effect of Stipulations on Third Parties. As a result of the Debtors’ review of the Linn Credit Facility Documentation and Berry Credit Facility Documentation, and the facts related thereto, the applicable Debtors have made certain agreements and acknowledgments as set forth in paragraph 5 above and shall have no right to file a complaint pursuant to Bankruptcy Rule 7001 or otherwise, or any other pleading asserting a claim or cause of action arising out of or related to the Linn Credit Facility Documentation and Berry Credit Facility Documentation or any transactions or course of conduct related thereto. The stipulations and admissions contained in this Interim Order, including without limitation, in paragraph 5 of this Interim Order, shall be binding upon the applicable Debtors and any successor thereto in all circumstances. The stipulations and admissions contained in this Interim Order, including without limitation, in paragraph 5 of this Interim Order, shall be binding upon all other parties in interest, including any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors (a “Trustee”), unless (a) the Committee (if any) or any other party in interest (including any Trustee), in each case, with requisite standing, has duly filed an adversary proceeding (subject to the limitations contained herein) challenging the Debtor Stipulations , or otherwise asserting or prosecuting any Avoidance Actions or any other claims, counterclaims or causes of action, objections, contests or defenses related thereto and to the Debtor Stipulations (collectively, the “Claims and Defenses”) against the Administrative Agent, or any of the Prepetition First Lien Linn Secured Parties, Prepetition Berry Secured Parties, or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with any Debtor Stipulation by no later than the date that is the earlier of (x) the later of (i) in the case of any such adversary proceeding filed by a party in interest with requisite standing other than the Committee, seventy-five (75) days after the date of entry of this Order, (ii) in the case of any such adversary proceeding filed by the Committee (if any), sixty (60) days after the appointment of the Committee (if any), and (iii) any such later date agreed to in writing by the Administrative Agent and the Debtors and (y) the last day for filing objections to confirmation of the plan of reorganization filed by the Debtors in the Cases on the Petition Date (the time period established by the earlier of the foregoing clauses (x) and (y), the “Challenge Period”) and (b) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding; provided that, as to the Debtors, all such Claims and Defenses are hereby irrevocably waived and relinquished as of the Petition Date. If no such adversary proceeding is timely filed prior to the expiration of the Challenge Period, without further order of this Court; (x) the Prepetition Berry Secured Debt Obligations and Prepetition First Lien Linn Obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance, for all purposes in the Cases and any subsequent chapter 7 case; (y) the Administrative Agent’s liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected and of the priority specified in paragraph 5, not subject to defense, counterclaim, recharacterization, subordination or avoidance; and (z) the Prepetition Berry Secured Debt Obligations and Prepetition First Lien Linn Obligations, the Administrative Agent’s liens on the Prepetition Collateral and the Prepetition First Lien Linn Secured Parties and Prepetition Berry Secured Parties shall not be subject to any other or further challenge by the Committee (if any) or any other party in interest, and any such Committee or party in interest shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a Trustee, whether such Trustee is appointed or elected prior to or following the expiration of the Challenge Period) with respect to the Debtor Stipulations. If any such adversary proceeding is timely filed prior to the expiration of the Challenge Period, the stipulations and admissions contained in this Interim Order, including without limitation, in paragraph 5 of this Interim Order, shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Committee and any other Person, including any Trustee, except as to any such findings and admissions that were successfully challenged in such adversary proceeding. Nothing in this Interim Order vests or confers on any Person, including a Committee (if any) or Trustee, standing or authority to pursue any cause of action belonging to the Debtors or their estates.

30. Limitation on Use of Collateral. The Debtors shall use the proceeds of the Prepetition Collateral (including the Cash Collateral) solely as provided in this Interim Order. Notwithstanding anything herein or in any other order of this Court to the contrary, no Collateral, Prepetition Collateral (including the Cash Collateral), the Carve Outs or any other assets of the Debtors’ estates now or hereafter acquired may be used to: (a) object, contest or raise any defense to, the validity, perfection, priority, or enforceability of any amount due under the Linn Secured Documentation, the Berry Credit Facility Documentation, or the liens or claims granted under this Interim Order or the Linn Secured Documentation or Berry Credit Facility Documentation; (b) assert any Claims and Defenses against the Administrative Agent, the Linn Second Lien Trustee, or the Prepetition Secured Parties or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors, subject to the Settlement Agreement and Approval Order, as applicable; (c) seek to modify any of the rights granted to the Administrative Agent, the Linn Second Lien Trustee, or the Prepetition Secured Parties hereunder, subject to the Settlement Agreement and Approval Order, or (d) pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved by an order of this Court without objection from the Administrative Agent, provided, that, notwithstanding anything to the contrary herein, (i) the Berry Carve Out may be used for allowed fees and expenses, in an amount not to exceed $40,000 in the aggregate (the “Berry Investigation Fund”), incurred solely by the Committee, if appointed, to investigate the validity, enforceability or priority of the Debtor Stipulations related to the Prepetition Secured Berry Liens set forth in paragraph 5 of this Interim Order and (ii) the Linn Carve Out may be used for allowed fees and expenses, in an amount not to exceed $75,000 in the aggregate (the “Linn Investigation Fund”), incurred solely by the Committee, if appointed, to investigate the validity, enforceability or priority of the Debtor Stipulations related to the Prepetition First Priority Linn Liens set forth in paragraph 5 of this Interim Order.

31. Binding Effect; Successors and Assigns. The provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in the Cases, including without limitation, the Administrative Agent, the Linn Second Lien Trustee, the Prepetition Secured Parties, any Committee, and the Debtors and their respective successors and assigns (including any Trustee hereinafter appointed or elected for the estates of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the Administrative Agent, the Linn Second Lien Trustee, the Prepetition Secured Parties, and the Debtors and their respective successors and assigns, provided that, except to the extent expressly set forth in this Interim Order, the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties shall have no obligation to permit the use of the Prepetition Collateral (including the Cash Collateral) or extend any financing to any Trustee or similar responsible person appointed for the estate of any Debtor.

32. No Impact on Certain Contracts/Transactions. No rights of any Person under sections 555, 556, 559, 560 and 561 of the Bankruptcy Code shall be affected by the entry of this Interim Order as to any contract or transaction of the kind listed in such sections of the Bankruptcy Code.

33. Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon entry hereof, and there shall be no stay of execution of effectiveness of this Interim Order. To the extent that any finding of fact shall be determined to be a conclusion of law it shall be so deemed and vice versa.

34. Controlling Effects of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control.

35. Proofs of Claim. Notwithstanding anything herein to the contrary or in any other order of this Court or the Settlement Agreement, none of the Administrative Agent, the Linn Second Lien Trustee, or the Prepetition Secured Parties will be required to file proofs of claim in any of the Cases or successor cases, and the Debtors’ stipulations in paragraph 5 herein shall be deemed to constitute a timely filed proof of claim. Any order entered by this Court in relation to the establishment of a bar date for any claim (including, without limitation administrative claims) in any of the Cases or successor Cases shall not apply to the Administrative Agent, the Linn Second Lien Trustee, and the Prepetition Secured Parties with respect to the Prepetition Secured Linn Obligations or Prepetition Berry Secured Debt Obligations, as applicable.

36. Final Hearing. The Final Hearing is scheduled for [            ], 2016, at [                    ], prevailing Central Time, before this Court. The Debtors shall promptly mail copies of this Interim Order (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, and to any other party that has filed a request for notices with this Court and to any Committee. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attention:

Stephen E. Hessler and Brian S. Lennon, attorneys for the Debtors, (b) Jackson Walker LLP, 1401 McKinney Street, Suite 1900, Houston, Texas 77010 Attention: Patricia B. Tomasco, local counsel for the Debtors, (c) Baker & McKenzie LLP, 452 Fifth Avenue, New York, New York 10018, Attention: James Donnell, and Baker & McKenzie LLP, 700 Louisiana, Suite 3000, Houston, Texas 77002, Attention: Brandon Caire, attorneys for the Prepetition First Lien Linn Lenders and the Prepetition Berry Lenders, and (d) the Office of the U.S. Trustee, and shall be filed with the Clerk of the United States Bankruptcy Court, Southern District of Texas, Victoria Division, in each case to allow actual receipt by the foregoing no later than [            ], 2016 at 4:00 p.m., prevailing Central Time

37. Jurisdiction. This Court shall retain jurisdiction to enforce the terms of this Interim Order and to adjudicate any and all matters arising from or related to the interpretation or implementation of this Interim Order.

Dated: [                    ]

            [            ], 2016

THE HONORABLE [ ] UNITED STATES BANKRUPTCY JUDGE

Exhibit C

Form Transfer Agreement

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Agreement, dated as of                      (the “Agreement”),1 by and among the Company and the Consenting Creditors, including the transferor to the Transferee of any Claims (each such transferor, a “Transferor”), and shall be deemed a “Consenting Creditor,” under the terms of the Agreement and agrees to be bound by (a) the terms and conditions of the Agreement to the extent the Transferor was thereby bound and (b) any direction letters provided by the Consenting Creditor to any agent or trustee. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer.

Date Executed:

Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Type	$[ ]

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.